     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 2000


                                                      REGISTRATION NO. 333-93581
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               OTG SOFTWARE, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                            7372                           52-1769077
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            ------------------------

                      6701 DEMOCRACY BOULEVARD, SUITE 800
                               BETHESDA, MD 20817
                                 (301) 897-1400
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 RICHARD A. KAY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               OTG SOFTWARE, INC.
                      6701 DEMOCRACY BOULEVARD, SUITE 800
                               BETHESDA, MD 20817
                                 (301) 897-1400
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

              DAVID SYLVESTER, ESQ.                             EDWIN M. MARTIN, JR., ESQ.
               BRENT B. SILER, ESQ.                                JANE K. P. TAM, ESQ.
             SCOTT E. PUESCHEL, ESQ.                        PIPER MARBURY RUDNICK & WOLFE LLP
                HALE AND DORR LLP                                 1200 19TH STREET, N.W.
          1455 PENNSYLVANIA AVENUE, N.W.                          WASHINGTON, D.C. 20036
              WASHINGTON, D.C. 20004                            TELEPHONE: (202) 861-3900
            TELEPHONE: (202) 942-8400                            TELECOPY: (202) 223-2085
             TELECOPY: (202) 942-8484

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                 TITLE OF EACH CLASS OF                     PROPOSED MAXIMUM AGGREGATE                AMOUNT OF
              SECURITIES TO BE REGISTERED                        OFFERING PRICE(1)               REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share..................           $103,500,000                        $27,324
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) $18,216 previously paid.
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MARCH 9, 2000



                                5,000,000 Shares


                              [OTG SOFTWARE LOGO]

                                  Common Stock

                               ------------------


     Prior to this offering, there has been no public market for our common stock. We are selling 5,000,000 shares of our common stock. We expect the initial public offering price to be between $16.00 and $18.00 per share. We have applied to list the common stock on The Nasdaq Stock Market's National Market under the symbol "OTGS."



     The underwriters have an option to purchase a maximum of 750,000 additional shares of common stock from Richard A. Kay, our chairman, president and chief executive officer, to cover over-allotments.


     INVESTING IN THE COMMON STOCK INVOLVES RISKS.  SEE "RISK FACTORS" ON PAGE
5.

                                                                     UNDERWRITING
                                                                       DISCOUNTS
                                                        PRICE TO          AND         PROCEEDS TO
                                                         PUBLIC       COMMISSIONS         OTG
                                                       -----------   -------------   -------------
Per Share............................................  $              $               $
Total................................................  $              $               $

     Delivery of the shares of common stock will be made on or about           ,
2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
              DEUTSCHE BANC ALEX. BROWN
                             SG COWEN
                                         FRIEDMAN BILLINGS RAMSEY

                The date of this prospectus is           , 2000.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................    5
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..................   14
TERMINATION OF S CORPORATION STATUS
  AND RELATED DISTRIBUTION............   15
USE OF PROCEEDS.......................   16
DIVIDEND POLICY.......................   16
CAPITALIZATION........................   17
DILUTION..............................   18
SELECTED CONSOLIDATED FINANCIAL
  DATA................................   20
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   22

                                        PAGE
                                        ----
BUSINESS..............................   31
MANAGEMENT............................   42
RELATED PARTY TRANSACTIONS............   50
PRINCIPAL STOCKHOLDERS................   53
DESCRIPTION OF CAPITAL STOCK..........   55
SHARES ELIGIBLE FOR FUTURE SALE.......   58
UNDERWRITING..........................   60
NOTICE TO CANADIAN RESIDENTS..........   62
LEGAL MATTERS.........................   64
EXPERTS...............................   64
CHANGE OF AUDITORS....................   64
WHERE YOU CAN FIND MORE INFORMATION...   64
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..........................  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY NOT BE ACCURATE AFTER THE DATE OF THIS DOCUMENT. WE WILL FILE AN AMENDMENT TO THIS REGISTRATION STATEMENT IF MATERIAL CHANGES OCCUR TO OUR BUSINESS OR THIS OFFERING.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL           , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     You should read this summary together with the more detailed information, including our consolidated financial statements and the related notes, appearing elsewhere in this prospectus.

                               OTG SOFTWARE, INC.

     We are a provider of online data storage management and data access software. Our software enables enterprises to move, store, manage and access data quickly and efficiently over a variety of network architectures, including the Web and storage area networks. Our software supports many different types of storage devices, is easy to install and use, and can manage storage systems ranging in size from a single storage device to an enterprise-wide network storage system.

     The growth of data-intensive computing functions such as e-commerce, e-mail, multimedia applications, complex enterprise computer applications and the conversion from paper to electronic storage has fueled rapid growth in the amount of data stored by enterprises. This growth has increased the demand for data storage management software. International Data Corporation, an independent information technology research firm referred to as IDC, estimates that the overall market for data protection and management software will grow from $3.5 billion in 1998 to $6.7 billion in 2003.

     Traditionally, enterprises have focused on protecting data by backing it up on secondary storage devices. This process restricts direct access to data by users and software applications and results in repetitively backing up the same data. One response to these limitations has been the emergence of storage area networks. A storage area network is a network of servers and data storage devices that are interconnected at high speeds, allowing network resources to be located at remote and diverse locations. IDC estimates that the overall storage area network market will grow from $3.4 billion in 1999 to more than $13.8 billion in 2003. Storage area networks are designed to store more data more quickly but not to make the data storage and access process more efficient.

     Our software enhances the performance of both traditional storage and back-up methods and storage area networks by:

     - automatically applying policies that determine whether, or for how long, data should be stored;

     - providing efficient transfer of data to and from storage devices throughout networks, including storage area networks;

     - providing a detailed index of stored data;

     - enabling rapid and easy retrieval of stored data selected by users and software applications;

     - maximizing the effective capacity of existing storage devices; and

     - providing secure Web access to stored data.

     We market our products primarily through more than 15 original equipment manufacturers and more than 235 domestic and international value-added resellers and distributors, as well as through our direct sales force. We have original equipment manufacturer relationships with Advanced Financial Solutions, Agilent Technologies, which is a subsidiary of Hewlett-Packard, Cerner, Data General, which is a division of EMC, FileNet, Imation, Legato Systems and StorageTek, among others. We also recently entered into an original equipment manufacturing relationship with Tivoli Systems, Inc., an IBM company, providing for Tivoli to integrate our DiskXtender product into Tivoli's storage management strategies and offerings.

     We have licensed our products to more than 6,000 corporations, government agencies and other organizations across a broad spectrum of industries. Our customers include American Airlines, Citicorp, Dow Chemical, Mayo Clinic, Nabisco, the National Association of Securities Dealers, Nortel Networks, PSINet, the University of Miami and the U.S. Department of Defense.

     We have a history of losses and a significant accumulated deficit. For the year ended December 31, 1999, we had a pro forma net loss of $1.5 million. As of December 31, 1999, we had an accumulated deficit of $22.4 million. We operate in a highly competitive market characterized by rapid technological change. We are controlled by Mr. Kay, our chairman, president and chief executive officer, who beneficially owns 61.5% of our common stock outstanding prior to this offering and will beneficially own 49.4% of our outstanding common stock after this offering.


                                  THE OFFERING


Common stock offered by us..............   5,000,000 shares



Common stock to be outstanding after
this offering...........................  25,476,188 shares


Use of proceeds.........................  For repayment of debt, payment of S corporation tax distributions, and
                                          general corporate purposes, including
                                          working capital and capital
                                          expenditures. See "Use of Proceeds."

Proposed Nasdaq National Market
symbol..................................  OTGS

     The number of shares to be outstanding after this offering is based on shares outstanding at February 15, 2000 and excludes:


     - 4,008,506 shares subject to outstanding options at a weighted average exercise price of $4.02 per share;


     - 30,000 shares subject to an outstanding warrant at an exercise price of $1.84 per share; and


     - 1,644,716 additional shares reserved for issuance under our stock plans.

                            ------------------------

     Except as otherwise indicated, information in this prospectus gives effect to:

     - a 2-for-1 stock split of all outstanding shares of our common stock declared in January 2000; and

     - the automatic conversion of all outstanding convertible notes issued by us into 4,161,506 shares of our common stock upon the closing of this offering.
                            ------------------------------

     Our principal executive offices are located at 6701 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817 and our telephone number is (301) 897-1400. We were initially incorporated as a Maryland corporation in March 1992. We reincorporated in Delaware in June 1998. When we refer to ourselves or OTG Software, Inc., these references include the predecessor Maryland corporation. Our Web address is www.otg.com.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table is a summary of the financial data for our business. You should read this information together with the consolidated financial statements and the related notes appearing at the end of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma statement of operations data reflects federal and state income taxes based on applicable tax rates as if we had not elected S corporation status for the periods indicated. See note 1 to our consolidated financial statements appearing elsewhere in this prospectus for information regarding shares used in computing pro forma net income (loss) per share -- basic and diluted. The pro forma balance sheet data gives effect to the automatic conversion of all outstanding convertible notes issued by us on the closing of this offering and the distribution at the closing of $1.6 million, reflecting estimated S corporation tax liabilities of the existing stockholders. The pro forma as adjusted balance sheet data also reflects the sale of the common stock offered by us, after deducting estimated underwriting discounts and estimated offering expenses payable by us, and our use of a portion of the proceeds to repay debt.


                                                                  YEARS ENDED DECEMBER 31,
                                                           ---------------------------------------
                                                            1996      1997       1998       1999
                                                           ------    -------    -------    -------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software licenses......................................  $6,075    $ 8,543    $12,089    $18,208
  Services...............................................   1,321      3,361      5,230      7,232
                                                           ------    -------    -------    -------
     Total revenues......................................   7,396     11,904     17,319     25,440
Cost of revenues:
  Software licenses......................................     848        579        532      1,062
  Services...............................................     442      1,219      1,639      3,017
                                                           ------    -------    -------    -------
     Total cost of revenues..............................   1,290      1,798      2,171      4,079
                                                           ------    -------    -------    -------
Gross profit.............................................   6,106     10,106     15,148     21,361
Operating expenses:
  Research and development...............................   2,012      2,455      3,958      5,137
  Sales and marketing....................................   2,979      5,313      8,986     11,487
  General and administrative.............................   1,940      1,709      2,150      4,139
                                                           ------    -------    -------    -------
     Total operating expenses............................   6,931      9,477     15,094     20,763
                                                           ------    -------    -------    -------
Income (loss) from operations............................    (825)       629         54        598
Interest expense, net....................................    (143)      (162)    (1,261)    (2,053)
                                                           ------    -------    -------    -------
Net income (loss)........................................  $ (968)   $   467    $(1,207)   $(1,455)
                                                           ======    =======    =======    =======
Pro forma statement of operations data:
  Net income (loss) before income taxes as reported......  $ (968)   $   467    $(1,207)   $(1,455)
  Pro forma income tax provision (benefit)...............      --         --         --         --
                                                           ------    -------    -------    -------
  Pro forma net income (loss)............................  $ (968)   $   467    $(1,207)   $(1,455)
                                                           ======    =======    =======    =======
  Pro forma net income (loss) per share -- basic and
     diluted.............................................                                  $  (.07)
                                                                                           =======
  Pro forma weighted average shares outstanding -- basic
     and diluted.........................................                                   20,570
                                                                                           =======

                                                                       DECEMBER 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  2,494    $     894      $61,344
Working capital (deficit)...................................   (19,983)     (12,718)      64,332
Total assets................................................    12,589       10,989       71,439
Debt:
  Note payable to bank......................................     5,000        5,000           --
  Current portion of long-term debt.........................    13,803        6,167           42
  Subordinated notes payable -- stockholders................     1,969        1,969           --
  Long-term debt -- net of current portion..................     3,529        3,529          123
                                                              --------    ---------      -------
          Total debt........................................    24,301       16,665          165
Total stockholders' equity (deficit)........................   (21,706)     (14,441)      62,859

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. Any of the following factors could harm our business and materially adversely affect our future operating results and could result in a partial or complete loss of your investment.

RISKS RELATED TO OUR BUSINESS

WE MAY NOT BE ABLE TO SUSTAIN OUR CURRENT REVENUE GROWTH RATES, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE

     Although our revenues have grown rapidly in recent years, we may not be able to maintain this rate of revenue growth because of the difficulty of maintaining high percentage increases as our base of revenue increases. In addition, growing competition, lower-than-expected market acceptance of Windows NT and the expected next version of Windows NT, known as Windows 2000, or the failure of the market for storage area networks to develop, could also affect our revenue growth. Our inability to maintain our rate of revenue growth could cause our stock price to decline.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND MAY CAUSE OUR STOCK PRICE TO DECLINE

     Fluctuations in our operating results are likely to affect our stock price in a manner that may be unrelated to our long-term operating performance.

     Our revenues in any quarter will depend substantially on orders we receive and ship in that quarter. In addition, we typically receive a significant portion of orders during the last month of each quarter, and we cannot predict whether those orders will be placed, fulfilled and shipped in that period. If we have lower revenues than we expect, we probably will not be able to reduce our operating expenses in time to compensate for any revenue shortfall. Therefore, any significant shortfall in revenues or delay of customer orders could have an immediate adverse effect on our operating results in that quarter.

     Our operating results have fluctuated in the past, and they are likely to fluctuate significantly in the future. Quarterly comparisons of our financial results are not necessarily meaningful and you should not rely on them as an indication of our future performance. Factors that could affect our operating results include:

     - the unpredictability of the timing and level of sales through our indirect sales channels;

     - the timing and magnitude of large orders;

     - changes in the mix of our sales, including the mix between higher margin software licenses and lower margin services;

     - the timing and amount of our marketing, sales and product development expenses;

     - the cost and time required to develop new software products;

     - the introduction, timing and market acceptance of new products introduced by us or our competitors;

     - changes in data storage and networking technology or the introduction of new operating system upgrades, which could require us to modify our products or develop new products;

     - the growth rate of Windows NT;

     - the rate of adoption of Windows 2000;

     - the rate of adoption of storage area networks;

     - pricing policies and distribution terms; and

     - the timing and size of acquisitions.

     In addition, our efforts to expand our software product suite, sales and marketing activities, direct and indirect distribution channels and maintenance and technical support functions and to pursue strategic relationships or acquisitions may not succeed or may prove more expensive than we anticipate. As a result, we cannot predict our future operating results with any degree of certainty and our operating results may vary significantly from quarter to quarter.

OUR BUSINESS DEPENDS ON THE ACCEPTANCE OF WINDOWS NT AND WINDOWS 2000 TO RUN COMPUTER NETWORKS, AND A DECREASE IN THEIR RATES OF ACCEPTANCE COULD CAUSE OUR REVENUES TO DECLINE

     For the foreseeable future, we expect a substantial majority of our revenues to continue to come from sales of our Windows NT-based data storage software products. As a result, we depend on the growing use of Windows NT for computer networks. If the deployment of Windows NT does not increase as we anticipate, or if it decreases, our revenues could decline. In addition, if users do not accept Windows 2000, or if there is a wide acceptance of other existing or new operating systems, our business would suffer.

     Windows 2000 may not gain market acceptance if its expected commercial release date is delayed. In addition, users of previous versions of Windows NT may decide to migrate to another operating system due to these delays or improved functionality of another operating system. We have expended significant resources on the development of Windows 2000-compatible versions of our product suite and our future success depends upon sales of this product suite. If users of Windows 2000 networks do not widely adopt and purchase our products, our revenue and business will suffer. Furthermore, if we fail to introduce Windows 2000-compatible versions of our product suite within a short time after the commercial release of Windows 2000, the delay may cause customers to forego purchases of our products and instead purchase those of our competitors.

OUR SUCCESS DEPENDS UPON THE DEVELOPMENT OF THE EMERGING MARKET FOR STORAGE AREA NETWORKS, AND IF THIS MARKET FAILS TO DEVELOP, OR DEVELOPS MORE SLOWLY THAN WE ANTICIPATE, OR IF OUR PRODUCTS ARE NOT WIDELY ACCEPTED IN THIS MARKET, OUR BUSINESS WILL SUFFER

     Our future growth and profitability will depend upon the widespread acceptance of storage area networks as an enterprise-wide data storage method and the acceptance of our products for use in such networks. Accordingly, widespread adoption of storage area networks is critical to our future success. The market for storage area networks has only recently begun to develop and evolve. Because this market is new, it is difficult to predict its potential size or growth rate. Potential customers that have invested substantial resources in their existing data storage management systems may be reluctant or slow to adopt a new approach like storage area networks. Our success in generating revenues in this emerging market will depend, among other things, on our ability to educate potential original equipment manufacturers and system integrators, as well as potential end-users, about the benefits of storage area networks and our data storage management solutions when deployed in the storage area network environment. Furthermore, although we are attempting to position our products as a standard for data storage management on storage area networks, if we are unsuccessful in doing so, competing standards may emerge that will be preferred by original equipment manufacturers, systems integrators or end-users.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS AND OUR FAILURE TO MANAGE THIS GROWTH OR ANY FUTURE GROWTH COULD HARM OUR BUSINESS

     We continue to increase the scope of our operations and have grown our headcount substantially. As of June 30, 1998, we had a total of 104 employees, as of December 31, 1998 we had a total of 144 employees and as of December 31, 1999 we had a total of 172 employees. Our productivity and the quality of our products may be adversely affected if we do not integrate and train our new employees quickly and effectively. We also cannot be sure that our revenues will continue to grow at a rate sufficient to absorb the costs associated with a larger overall headcount.

     Our future success and our ability to sustain our revenue growth also depend upon the continued service of our executive officers and other key sales and research and development personnel. The loss of any of our executive officers or key employees, especially Richard A. Kay, F. William Caple and Ronald W. Kaiser, could adversely affect our business and slow our product development processes. Although we have employment agreements with these executives, these agreements do not obligate them to remain employed by us. We do not have key person life insurance policies covering any of our employees. Furthermore, we must continue to hire large numbers of highly qualified individuals. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel in the future.

     To achieve our business objectives, we may recruit and employ skilled technical professionals from other countries to work in the United States. Limitations imposed by federal immigration laws and the availability of visas could compromise our ability to attract necessary qualified personnel. This may have a negative effect on our business and future operating results.

OUR REVENUES PRIMARILY DEPEND ON SALES OF LICENSES FOR ONE PRODUCT LINE, OUR XTENDERSOLUTIONS PRODUCT SUITE, AND A DECLINE IN SALES OF LICENSES FOR THIS PRODUCT SUITE COULD CAUSE OUR REVENUES TO FALL

     We have derived the substantial majority of our revenue from the sale of our XtenderSolutions product suite. During 1997, 1998 and 1999, sales of our XtenderSolutions products accounted for approximately 72%, 70% and 72% of our total revenues, respectively. We expect that these products will continue to account for a large portion of our revenues for the foreseeable future. Accordingly, our business and future operating results depend on the continued market acceptance of our XtenderSolutions products and future enhancements to these products. Any factors adversely affecting the pricing of, demand for or market acceptance of our XtenderSolutions products, including competition or technological change, could cause our revenues to decline and our business and future operating results to suffer.

OUR MULTIPLE DISTRIBUTION CHANNELS ARE SUBJECT TO MANY RISKS THAT COULD ADVERSELY AFFECT OUR SALES

     Direct sales. We have a growing direct sales force to sell our products, especially to large customers. Direct sales involve a number of risks, including:

     - longer sales cycles, typically three to six months;

     - our need to hire, train, retain and motivate our sales force; and

     - the length of time it takes our new sales representatives to begin generating sales.

     Indirect sales. We expect that a significant portion of our revenues will continue to come from indirect sales. These include sales to original equipment manufacturers that incorporate our data storage management software into systems they sell. We also expect future revenues from distributors and value-added resellers that sell our software, often bundled with their own software or services. We have no control over the shipping dates or volumes of systems our original equipment manufacturers, value-added resellers or distributors ship, and they have no obligation to ship systems incorporating our software. They generally have no minimum sales requirements and can terminate their relationship with us on short notice. We develop customized versions of our products for some of our original equipment manufacturers to be included in their systems software and other products. Developing products for these original equipment manufacturers causes us to divert resources from other activities which are also important to our business. If these versions do not result in substantial revenues, our business and financial results could be adversely affected.

OUR ORIGINAL EQUIPMENT MANUFACTURERS COULD CHOOSE TO COMPETE WITH US OR WITH EACH OTHER, WHICH COULD HARM OUR BUSINESS

     Our original equipment manufacturers, value-added resellers and distributors could choose to develop their own data storage management products and incorporate those products into their systems or product offerings in lieu of our products. In addition, the original equipment manufacturers that we do business with may compete with one another. To the extent that one of our original equipment manufacturer customers views the products we have developed for another original equipment manufacturer as competitive, it may decide to stop doing business with us, which could harm our business.

OVERLAPPING SALES EFFORTS MAY LEAD TO INEFFICIENCIES AND MAY ADVERSELY AFFECT OUR RELATIONSHIPS WITH THOSE WHO SELL OUR PRODUCTS

     Our original equipment manufacturers, value-added resellers, distributors and direct sales force might target the same sales opportunities, which could lead to an inefficient allocation of sales resources. This would result in us marketing similar products to the same end-users. These overlapping sales efforts could also adversely affect our relationships with our original equipment manufacturers, value-added resellers, distributors and other sales channels and result in them being less willing to market our products aggressively.

THE MARKET FOR OUTSOURCED DATA STORAGE SOFTWARE OVER THE WEB IS NEW AND EVOLVING, AND IF THIS MARKET FAILS TO DEVELOP, OUR BUSINESS COULD SUFFER

     Part of our strategy is to offer outsourced data storage software to customers over the Web. In this business model, customers who wish to reduce their in-house hardware and maintenance costs would pay us or a third party using our products to provide metered or leased data storage capacity and management. If this business model does not gain acceptance among potential customers, we will not be able to implement this strategy successfully. The market for electronic outsourced data storage software has only recently begun to emerge and we cannot be sure that it will develop or grow. Among other things, the development of this market could be limited by:

     - concerns over the reliability and security of the Web, especially as a means of moving data that is critical to the customer's business; and

     - customer reluctance to cede control over the hardware and network infrastructure used to store important data and to rely on systems provided by a third party.

We do not currently provide outsourced data storage services and do not have any significant experience in the market for these services. We are expending significant resources to develop products for this market, and if this market fails to develop, or if we are unable to enter it successfully, we will not realize any return on this investment, and our business may suffer.

IF WE ENCOUNTER SYSTEM FAILURES OR OTHER DIFFICULTIES IN PROVIDING OUTSOURCED DATA STORAGE SERVICES, WE COULD BE EXPOSED TO LIABILITY AND OUR REPUTATION COULD SUFFER

     We will depend upon a hardware and networking infrastructure to deliver outsourced data storage capacity to our customers. If this infrastructure fails, or customers otherwise experience difficulties or delays in retrieving data, we could face liability claims from them and our reputation could be damaged. We currently expect that we will not develop the hardware and networking infrastructure ourselves, but rather will contract with third parties, such as Internet service providers and application service providers, to supply these components on our behalf. For this reason, we will be dependent on the performance of the systems deployed and maintained by these parties, whom we will not control. In some cases, we might contract directly with the customer to provide the outsourced services; in other cases, we might act as a reseller for application service providers, Internet service providers or others. In either case, we would expect to include contractual provisions limiting our liability to the customer for system failures and delays, but we cannot be sure that these limits will be enforceable or will be sufficient to shield us from liability. We also expect that we would carry liability insurance to cover problems of this nature, but we cannot guarantee that insurance will be available or that the amounts of our coverage will be sufficient to cover all potential claims.

OTHER COMPANIES HAVE DEVELOPED OR MAY CHOOSE TO DEVELOP COMPETING PRODUCTS AND POTENTIAL CUSTOMERS FOR OUR PRODUCTS MAY CHOOSE TO DEVELOP INTERNAL DATA STORAGE MANAGEMENT CAPABILITIES OR SATISFY THEIR NEEDS WITH A TRADITIONAL DATA BACK-UP SOLUTION, ANY OF WHICH COULD CAUSE OUR REVENUES AND OUR BUSINESS TO SUFFER

     We face a variety of competitors that offer products with some of our products' features. Some potential customers may elect to internally develop capabilities similar to those provided by our products rather than buying them from us or another outside vendor. Although our products generally enhance traditional data back-up capabilities offered by companies such as Veritas, Legato Systems, Computer Associates and IBM, our products may compete against traditional back-up solutions when a potential customer seeks to address its storage needs with only a data back-up solution. Furthermore, Veritas has recently begun to offer a Windows NT-based product that competes with DiskXtender. If potential customers choose to develop their own capabilities, choose a traditional data back-up solution or purchase a competing product, our revenues and business will suffer.

     In addition, Microsoft could develop competing products. Windows 2000 will include basic data storage management capabilities. Microsoft could compete with us by enhancing and expanding these capabilities to offer an integrated storage management capability within their basic operating system. This would reduce or eliminate the need to purchase our products, which would cause our revenues and business to suffer.

OUR PRODUCTS MUST REMAIN COMPATIBLE WITH OPERATING SYSTEM SOFTWARE, NETWORK HARDWARE AND SOFTWARE CONFIGURATIONS, WHICH ARE CURRENTLY UNDERGOING, AND WILL LIKELY CONTINUE TO UNDERGO, SIGNIFICANT CHANGE THAT COULD RENDER OUR PRODUCTS OBSOLETE

     The market for our data storage management software is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge. We have expended significant resources to allow our products to take advantage of the release of Windows 2000 and to prepare our products for the emergence of storage area networks, and we expect to continue to do so. If Windows 2000 and storage area networks are not widely adopted, our business and future operating results will suffer.

     As the emergence of storage area networks demonstrates, the computing environments in which our products must operate are complex and change rapidly. As a result, we cannot accurately estimate the life cycles of our software products. New products and product enhancements can require long development and testing periods, and depend significantly on our ability to hire and retain increasingly scarce technically competent personnel. Significant delays in new product releases or significant problems in installing or implementing new product releases could result in lost revenues and significant additional expense.

     Our future success also depends, in part, on the compatibility of our products with other vendors' software and hardware products, particularly those provided by Microsoft. Developers of these products may change their products so that they will no longer be compatible with our products. These other vendors may also decide to bundle their products with other competing products for promotional purposes. If that were to happen, our business and future operating results might suffer as we might be priced out of the market or no longer be able to offer commercially viable products.

WE HAVE EXPERIENCED ERRORS IN OUR PRODUCTS IN THE PAST, AND ANY SUCH ERRORS IN THE FUTURE COULD HARM OUR REPUTATION AND COULD CAUSE CUSTOMERS TO DEMAND REFUNDS FROM US OR ASSERT CLAIMS FOR DAMAGES AGAINST US, WHICH COULD HARM OUR BUSINESS AND FUTURE OPERATING RESULTS

     Because our software products are complex, they have in the past, and could in the future, contain errors or bugs. Bugs can be detected at any point in a product's life cycle. In the past, we have devoted significant resources to the detection and correction of errors and we expect to do so in the future. While we continually test our products for errors and work with customers through our customer support services and engineering personnel to identify and correct bugs in our software, we expect that errors in our products, especially new releases of our current products and new product offerings, will continue to be found in the future. Any of these errors could be significant and could harm our business and future operating results. Detection of any significant errors may result in:

     - the loss of or delay in market acceptance and sales of our products;

     - diversion of development resources;

     - injury to our reputation; or

     - increased maintenance and warranty costs.

     Because customers use our products to store and retrieve critical information, we may be subject to significant liability claims if our products do not work properly. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these limitations may not preclude all potential claims. Liability claims could require us to spend significant time and money in litigation or pay significant damages. Claims of this nature, whether or not successful, could seriously damage our reputation and our business.

OUR SOFTWARE PRODUCTS RELY ON OUR INTELLECTUAL PROPERTY, AND ANY FAILURE BY US TO PROTECT, OR ANY MISAPPROPRIATION OF, OUR INTELLECTUAL PROPERTY COULD ENABLE OUR COMPETITORS TO MARKET PRODUCTS WITH SIMILAR FEATURES THAT MAY REDUCE DEMAND FOR OUR PRODUCTS

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where we are seeking to expand our operations and where the laws may not protect our proprietary rights as fully as those in the United States. Our success and ability to compete depend substantially upon our internally developed technology, which is incorporated in the source code for our products. We protect our intellectual property through a combination of copyright, trade secret and trademark law. We have registered, or are in the process of registering, all of our trademarks under applicable law. We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to our source code and other intellectual property and the distribution of our software, documentation and other proprietary information. These measures afford only limited protection and may be inadequate, especially because employees such as ours are highly sought after and may leave our employ with significant knowledge of our proprietary information. Others may develop technologies that are similar or superior to our technology or design around the copyrights and trade secrets we own.

OUR PRODUCTS EMPLOY TECHNOLOGY THAT MAY INFRINGE THE PROPRIETARY RIGHTS OF OTHERS, AND WE MAY BE LIABLE FOR SIGNIFICANT DAMAGES AS A RESULT

     We expect that our software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We do not conduct comprehensive patent searches to determine whether technologies used in our products infringe upon patents or patent applications held by others. In addition, we hire employees who may be privy to the proprietary information of their prior employers. Although we believe that our products do not employ technology that infringes any proprietary rights of third parties, third parties nevertheless may claim that we infringe their intellectual property rights. Regardless of whether these claims have any merit, they could:

     - be time-consuming to defend;

     - result in costly litigation;

     - divert our management's attention and resources;

     - cause product shipment delays; or

     - require us to enter into royalty or licensing agreements, which may not be available on terms acceptable to us, if at all.

     A successful claim of product infringement against us or our failure or inability to license the infringed or similar technology could damage our business because we would not be able to sell our products without redeveloping them or incurring significant additional expenses.

THE EXPANSION OF OUR INTERNATIONAL OPERATIONS SUBJECTS OUR BUSINESS TO ADDITIONAL ECONOMIC RISKS WHICH COULD HAVE AN ADVERSE IMPACT ON OUR REVENUE AND BUSINESS

     In both 1998 and 1999, products we sold to customers outside North America accounted for 6% of our total revenues. We plan to increase our international sales activities, but these activities are subject to a number of risks, including:

     - greater difficulty in accounts receivable collection and longer collection periods;

     - political and economic instability;

     - greater difficulty in attracting distributors that market and support our products effectively;

     - the need to comply with varying employment policies and regulations which could make it more difficult and expensive to manage our headcount if we need to establish more direct sales staff outside the United States;

     - weaker operating results from our international operations in our quarters ending each September 30 due to the summer slowdown in Europe; and

     - the effects of currency fluctuations.

     As we seek to expand our international operations, if any of these risks materialize, our revenues and our business could be adversely affected.

ANY YEAR 2000 PROBLEMS WITH OUR PRODUCTS OR OUR INTERNAL SYSTEMS AND SOFTWARE COULD RESULT IN THIRD-PARTY CLAIMS

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to determine whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results even though the transition between 1999 and 2000 has passed.

     Our software products operate in complex system environments and directly and indirectly interact with a number of other hardware and software systems. Despite investigation and testing by us, our software products and the underlying systems and protocols running our products may contain errors or defects associated with Year 2000 date functions. Our vendors may also experience Year 2000 problems that could affect our business. We are unable to predict to what extent our business may be affected if our software or the systems that operate in conjunction with our software experience a material Year 2000 failure or if our vendors experience Year 2000 problems. Known or unknown errors or defects that affect the operation of our software could result in:

     - delay or loss of revenues, cancellation of customer contracts;

     - diversion of development resources;

     - damage to our reputation;

     - increased maintenance and warranty costs; and

     - litigation costs.

Any of these negative effects could adversely affect our business and future results of operations. Furthermore, if our vendors experience Year 2000 problems, we could experience disruption in the provision of products and services to our customers, which could have many of the negative effects described above. In addition, if our customers experience their own Year 2000 problems, they may delay or forego purchases of our products until they have addressed such problems, which could have an adverse effect on our business and future operating results.

     Despite investigation and testing by us, our internal systems and/or software may contain errors or defects associated with Year 2000 date functions that we have not detected and corrected. We are unable to predict to what extent our core business functions may be affected if our internal systems or software experience a material Year 2000 failure. The section of this prospectus headed "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Year 2000 Readiness" contains a description of our Year 2000 readiness efforts.

RISKS RELATED TO THIS OFFERING

OUR STOCK MAY BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS DUE TO A NUMBER OF FACTORS, INCLUDING THE FACT THAT WE ARE A TECHNOLOGY COMPANY, THAT MAY PREVENT OUR STOCKHOLDERS FROM RESELLING OUR COMMON STOCK AT A PROFIT

     The securities markets have experienced significant price and volume fluctuations, and the market prices of the securities of software and other technology companies such as ours have been especially volatile. This market volatility, as well as general economic, market or political conditions, could reduce our stock price in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response our stock price could decrease significantly. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, companies that have experienced volatility in their stock price have faced securities class action litigation. If we become the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

OUR OFFICERS, DIRECTORS AND PERSONS AFFILIATED WITH THEM CONTROL OUR BUSINESS AND HOLD A MAJORITY OF OUR STOCK AND COULD REJECT MERGERS OR OTHER BUSINESS COMBINATIONS THAT A STOCKHOLDER MAY BELIEVE ARE DESIRABLE


     We anticipate that our directors, officers and individuals or entities affiliated with our directors as a group will beneficially own approximately 73.9% of our outstanding common stock after this offering closes. As a result, these stockholders acting together would be able to determine the outcome of all matters that our stockholders vote upon, including the election of directors and mergers or other business combinations.

THE PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT POTENTIAL ACQUISITION BIDS THAT STOCKHOLDERS MAY BELIEVE ARE DESIRABLE, AND THE MARKET PRICE OF OUR COMMON STOCK MAY BE LOWER AS A RESULT

     Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. The board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, our stock price and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders. We have no current plans to issue any shares of preferred stock.

     Our charter documents contain anti-takeover devices including:

     - only one of the three classes of directors is elected each year;

     - stockholders have limited ability to remove directors without cause;

     - stockholders cannot act by written consent;

     - stockholders cannot call a special meeting of stockholders; and

     - stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware corporate statute, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. As a result, these provisions may prevent our stock price from increasing substantially in response to actual or rumored takeover attempts. These provisions may also prevent changes in our management.

THE SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK THAT WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE COULD CAUSE OUR STOCK PRICE TO FALL

     Our current stockholders hold a substantial number of shares of our common stock, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. The section headed "Shares Eligible for Future Sale" appearing later in this prospectus contains more information regarding the number of shares that may be sold in the future by our existing stockholders and option holders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to predict or control accurately. The factors listed above in the section headed "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial position.

                      TERMINATION OF S CORPORATION STATUS
                            AND RELATED DISTRIBUTION

     Since inception, we have elected to operate under subchapter S of the Internal Revenue Code and comparable provisions of some state income tax laws. An S corporation generally is not subject to income tax at the corporate level, with some exceptions under state income tax laws. Instead, an S corporation's income generally passes through to its stockholders and is taxed on their personal income tax returns. As a result, our earnings have been taxed for federal and state income tax purposes, with some exceptions, directly to our existing stockholders.

     On or prior to the closing of this offering, we will terminate our S corporation status. Following the closing of this offering, we will make a distribution to our existing stockholders of their aggregate federal and state income tax liabilities attributable to our S corporation pass-through income for the years 1998, 1999 and the portion of 2000 prior to the termination of our S corporation status of up to $1.6 million. This distribution will be made using a portion of the net proceeds of this offering. The actual amount of this distribution will be reduced to the extent distributions of accumulated earnings are made by us to the existing stockholders prior to the date of this offering with other corporate funds.

     The existing stockholders have agreed to indemnify us should our S corporation status during any portion of the period for which we claimed such status in federal or state income tax filings ever be successfully challenged, up to an aggregate of $1.6 million. We cannot assure you that the amount of any indemnity we recover from our existing stockholders would be sufficient to cover the amount of any tax liability if our S corporation status is successfully challenged.

     In connection with the termination of our S corporation status, we may be obligated to record a deferred tax asset or liability, which will be recognized in the quarter during which this offering occurs.

                                USE OF PROCEEDS


     We estimate that our net proceeds from the sale of the 5,000,000 shares of common stock we are offering will be approximately $77.3 million, assuming an initial public offering price of $17.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares by the selling stockholder.


     We will use a portion of the net proceeds of this offering to make the following payments:

     - approximately $4.4 million to pay our outstanding senior subordinated notes, including notes held by a party which is an affiliate of a director and two parties which will be significant stockholders following this offering. The senior subordinated notes accrued interest at the rate of 8% per annum through June 9, 1999 and accrue interest at a rate of 10% after June 9, 1999. These notes become due upon the closing of this offering. As of January 31, 2000, the outstanding balance of principal and interest on the senior subordinated notes was $4.4 million;

     - approximately $2.0 million to repay loans from Richard A. Kay, our chairman, president and chief executive officer. These loans were made to provide working capital and bear interest at the rate of 8% per year. As of January 31, 2000, the outstanding balance of principal and interest on these loans was $2.0 million;

     - approximately $5.0 million to repay all outstanding balances under our commercial credit facility, which bears interest at the bank's prime rate plus 0.5% and becomes due on July 21, 2000. As of January 31, 2000, the outstanding balances of principal and interest on this credit facility was $5.0 million;

     - approximately $5.2 million to repay a note issued to a former stockholder in connection with the repurchase of his shares. This note bears interest at the rate of 10% per annum and becomes due 60 days after the closing of this offering. As of January 31, 2000, the outstanding balance of principal and interest under this note was $5.2 million;

     - approximately $250,000 to a former employee in respect of a deferred bonus due to him upon the closing of this offering; and

     - an amount, not to exceed $1.6 million, to our existing stockholders as a distribution to cover their aggregate federal and state income tax liabilities for 1998, 1999 and the portion of 2000 prior to termination of our S corporation status.

     We intend to use the remaining net proceeds of this offering for working capital and general corporate purposes. Although we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our business, we have no specific acquisitions planned. Pending these uses, we plan to invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We made distributions to our stockholders of approximately $60,000, $600,000, $5.5 million and $34,000 during the years ended December 31, 1996, 1997, 1998 and 1999, respectively. Other than the estimated distribution of up to $1.6 million to cover S corporation tax liabilities of our existing stockholders following the closing of this offering, we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business. Our commercial credit facility currently prohibits the payment of dividends other than S corporation distributions.

                                 CAPITALIZATION

     The following table sets forth our capitalization and other financial information as of December 31, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect the automatic conversion of all outstanding convertible notes into common stock on the closing of this offering and the distribution at the closing of $1.6 million reflecting estimated S corporation tax liabilities of our existing stockholders; and

     - on a pro forma as adjusted basis to reflect the sale of the shares of common stock offered by us in this offering, our receipt and application of the estimated net proceeds, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses that we expect to pay in connection with this offering, and our use of a portion of the net proceeds to repay debt.

This table also gives effect to an amendment to our charter filed after December 31, 1999 that increased the number of shares of common stock and preferred stock authorized for issuance. You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the related notes and the other financial information in this prospectus.


                                                                           DECEMBER 31, 1999
                                                                   ----------------------------------
                                                                                           PRO FORMA
                                                                    ACTUAL    PRO FORMA   AS ADJUSTED
                                                                   --------   ---------   -----------
                                                                             (IN THOUSANDS)
Cash and cash equivalents...................................       $  2,494   $    894     $ 61,344
                                                                   ========   ========     ========
Short-term debt:
  Note payable to bank......................................          5,000      5,000           --
  Current portion of long-term debt.........................         13,803      6,167           42
  Subordinated notes payable -- stockholders................          1,969      1,969           --
                                                                   --------   --------     --------
       Total short-term debt................................       $ 20,772   $ 13,136     $     42
                                                                   ========   ========     ========
Long-term debt -- net of current portion....................       $  3,529   $  3,529     $    123
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
     authorized; no shares issued and outstanding, actual,
     pro forma and pro forma as adjusted....................             --         --           --
  Common stock, $.01 par value; 65,000,000 shares
     authorized; 16,314,682 shares issued and outstanding,
     actual; 20,476,188 shares issued and outstanding, pro
     forma; 25,476,188 shares issued and outstanding, pro
     forma as adjusted......................................            163        205          255
  Additional paid-in capital................................          4,081     11,304       88,554
  Deferred compensation.....................................         (2,557)    (2,557)      (2,557)
  Accumulated deficit.......................................        (22,416)   (22,416)     (22,416)
     Less stock subscriptions receivable....................           (977)      (977)        (977)
                                                                   --------   --------     --------
       Total stockholders' equity (deficit).................        (21,706)   (14,441)      62,859
                                                                   --------   --------     --------
          Total capitalization..............................       $(18,177)  $(10,912)    $ 62,982
                                                                   ========   ========     ========


     The outstanding share information excludes:

     - 3,489,106 shares of common stock issuable on exercise of outstanding options and a warrant as of December 31, 1999, at a weighted average exercise price of $2.65 per share; and

     - 594,116 shares of common stock reserved at that date for future issuance under our stock plan.


     After December 31, 1999, we issued options exercisable to purchase up to 549,400 shares of common stock at a weighted average exercise price of $12.64 per share. In addition, after December 31, 1999, we reserved an additional 1,600,000 shares for issuance under new stock plans.

                                    DILUTION

     Our pro forma net tangible deficit value as of December 31, 1999 was $14.4 million, or $(.71) per share of common stock. We have calculated this amount by:

     - subtracting our pro forma total liabilities from our pro forma total tangible assets, after giving effect to the automatic conversion of the convertible notes into common stock upon the closing of this offering and the distribution at the closing of $1.6 million, reflecting estimated S corporation tax liabilities of the existing stockholders; and

     - then dividing the difference by the total pro forma number of shares of common stock outstanding, including the number of shares of common stock that will be issued upon the conversion of the convertible notes issued by us when we complete this offering.


     If we give effect to our sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $17.00 per share, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of December 31, 1999 would have been $62.9 million, or $2.47 per share. This amount represents an immediate dilution of $14.53 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............              $17.00
  Pro forma net tangible book value per share before this
     offering...............................................   $(.71)
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................    3.18
                                                               -----
Pro forma net tangible book value per share after this
  offering..................................................                2.47
                                                                          ------
Dilution per share to new investors.........................              $14.53
                                                                          ======



     The following table summarizes, as of December 31, 1999, after giving effect to the conversion of the convertible notes into common stock, the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors, at an assumed initial public offering price of $17.00 per share before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:



                                            SHARES PURCHASED       TOTAL CONSIDERATION
                                          --------------------   -----------------------   AVERAGE PRICE
                                            NUMBER     PERCENT      AMOUNT       PERCENT     PER SHARE
                                          ----------   -------   -------------   -------   -------------
Existing stockholders...................  20,476,188     80.4%    $ 9,568,239      10.1%      $ 0.47
New investors...........................   5,000,000     19.6      85,000,000      89.9       $17.00
                                          ----------    -----     -----------     -----
          Total.........................  25,476,188    100.0%    $94,568,239     100.0%
                                          ==========    =====     ===========     =====



     If the underwriters exercise their over-allotment option in full, the number of shares held by new investors will increase to 5,750,000 shares, or 22.6% of the total shares of common stock outstanding after this offering, and the number of shares held by existing stockholders will be reduced to 19,726,188 shares, or 77.4% of the total shares of common stock outstanding after this offering.

     The table above assumes no exercise of stock options and a warrant outstanding at December 31, 1999. As of December 31, 1999, there were options and a warrant outstanding to purchase 3,489,106 shares of common stock at a weighted average exercise price of $2.65 per share and 594,116 shares reserved for future grant or award under our stock plan. To the extent any of these options or warrants are exercised, there will be further dilution to new investors. To the extent all of these outstanding options or the warrant had been exercised as of December 31, 1999, net tangible book value per share after this offering would have been $2.13 and total dilution per share to new investors would have been $14.87.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with our financial statements and the related notes, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data at December 31, 1998 and 1999 are derived from, and are qualified by reference to, audited consolidated financial statements included in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996, and the balance sheet data at December 31, 1995, 1996 and 1997, are derived from our consolidated financial statements that are not included in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period. The pro forma statement of operations data reflects federal and state income taxes based on applicable tax rates as if we had not elected S corporation status for the periods indicated. See note 1 to our consolidated financial statements appearing elsewhere in this prospectus for information regarding shares used in computing pro forma net income (loss) per share -- basic and diluted.


                                                                      YEARS ENDED DECEMBER 31,
                                                           -----------------------------------------------
                                                            1995      1996      1997      1998      1999
                                                           -------   -------   -------   -------   -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software licenses......................................  $ 4,079   $ 6,075   $ 8,543   $12,089   $18,208
  Services...............................................      908     1,321     3,361     5,230     7,232
                                                           -------   -------   -------   -------   -------
    Total revenues.......................................    4,987     7,396    11,904    17,319    25,440
Cost of revenues:
  Software licenses......................................      633       848       579       532     1,062
  Services...............................................      581       442     1,219     1,639     3,017
                                                           -------   -------   -------   -------   -------
    Total cost of revenues...............................    1,214     1,290     1,798     2,171     4,079
                                                           -------   -------   -------   -------   -------
Gross profit.............................................    3,773     6,106    10,106    15,148    21,361
Operating expenses:
  Research and development...............................      983     2,012     2,455     3,958     5,137
  Sales and marketing....................................    1,916     2,979     5,313     8,986    11,487
  General and administrative.............................      604     1,940     1,709     2,150     4,139
                                                           -------   -------   -------   -------   -------
    Total operating expenses.............................    3,503     6,931     9,477    15,094    20,763
                                                           -------   -------   -------   -------   -------
Income (loss) from operations............................      270      (825)      629        54       598
Interest expense, net....................................     (140)     (143)     (162)   (1,261)   (2,053)
                                                           -------   -------   -------   -------   -------
Net income (loss)........................................  $   130   $  (968)  $   467   $(1,207)  $(1,455)
                                                           =======   =======   =======   =======   =======
Pro forma statement of operations data:
  Net income (loss) before income taxes, as reported.....  $   130   $  (968)  $   467   $(1,207)  $(1,455)
  Pro forma income tax provision (benefit)...............       --        --        --        --        --
                                                           -------   -------   -------   -------   -------
  Pro forma net income (loss)............................  $   130   $  (968)  $   467   $(1,207)  $(1,455)
                                                           =======   =======   =======   =======   =======
  Pro forma net income (loss) per share -- basic and
    diluted..............................................                                          $  (.07)
                                                                                                   =======
  Pro forma weighted average shares outstanding -- basic
    and diluted..........................................                                           20,570
                                                                                                   =======

                                                                           DECEMBER 31,
                                                        --------------------------------------------------
                                                         1995      1996       1997       1998       1999
                                                        -------   -------   --------   --------   --------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $     4   $   287   $  1,098   $    437   $  2,494
Working capital (deficit).............................   (1,330)   (1,946)    (3,227)    (6,120)   (19,983)
Total assets..........................................    1,086     2,079      5,143      7,284     12,589
Debt:
  Note payable to bank................................       --        --      2,300      2,300      5,000
  Current portion of long-term debt...................       --        --        250      1,437     13,803
  Subordinated notes payable -- stockholders..........    1,346       254      1,024      1,969      1,969
  Long-term debt -- net of current portion............       --        --        200     16,341      3,529
                                                        -------   -------   --------   --------   --------
         Total debt...................................    1,346       254      3,774     22,047     24,301
Total stockholders' equity (deficit)..................   (1,139)   (2,166)    (2,699)   (20,876)   (21,706)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

OVERVIEW

     We are a provider of online data storage management and data access software. Our software enables enterprises to move, store, manage and access data quickly and efficiently over a variety of network architectures, including the Web and storage area networks. Our software supports many different types of storage devices, is easy to install and use, and can manage storage systems ranging in size from a single storage device to an enterprise-wide data storage network.

     We were founded in March 1992. Since our inception, we have incurred significant losses. For 1999, our net loss was $1.5 million. As of December 31, 1999, we had an accumulated deficit of $22.4 million. We expect to incur significant research and development, sales and marketing and general and administrative expenses, and, as a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown, we may not be able to sustain these growth rates, and we may not realize sufficient revenues to achieve profitability.

     We generate revenues principally from licensing our software products and providing related professional services including maintenance and technical support, consulting and training.

     We derive software license revenues from licenses of our software programs to customers primarily through indirect sales channels, including original equipment manufacturers, value-added resellers and distributors. We also sell through our direct sales force. Original equipment manufacturers either bundle our products with the products they offer or resell our products under their own label. We receive software license revenues each time an original equipment manufacturer licenses a copy of its products that incorporates one or more of our products. Our license agreements with original equipment manufacturers generally contain no minimum sales requirements and we cannot assure you that any original equipment manufacturer will either commence or continue shipping our products in the future. Moreover, following the execution of new license agreements, a significant period of time may elapse before any revenues are generated due to the development work which we often undertake under these agreements and the time needed for the sales and marketing groups within these original equipment manufacturers, customers and resellers to become familiar with our products.

     Our services revenues consist of fees derived from annual maintenance agreements, consulting and training and other services. The maintenance agreements covering our products provide for technical support and minor unspecified product upgrades for fees based on the number of software licenses purchased and the level of service chosen by the customer. Maintenance fees are recognized ratably over the term of the maintenance contract. We provide consulting services, for which we charge a fee based upon the amount of time worked and the cost of the materials used in providing the services. We provide classroom and on-site training to our customers on a daily fee basis.

     Our international sales are primarily generated through indirect sales channels. Revenues derived from customers located outside the United States and Canada, most of which are denominated in U.S. currency, accounted for approximately 6% of our total revenues in each of 1998 and 1999. Our international revenues increased 32% from $1.1 million for 1998 to $1.5 million for 1999.

     We currently have sales and services offices in the United States and provide sales and services support in Europe through employees located in Germany and the Netherlands. We plan to expand our international operations by establishing additional foreign offices, hiring additional personnel and recruiting additional international resellers.

RESULTS OF OPERATIONS

     The following table sets forth items from our statements of operations expressed as a percentage of total revenues for the periods indicated:

                                                                                  YEARS ENDED
                                                                                  DECEMBER 31,
                                                                ------------------------------------------------
                                                                1995       1996       1997       1998       1999
                                                                ----       ----       ----       ----       ----
Revenues:
  Software licenses......................................        82%        82%        72%        70%        72%
  Services...............................................        18         18         28         30         28
                                                                ---        ---        ---        ---        ---
     Total revenues......................................       100        100        100        100        100
                                                                ---        ---        ---        ---        ---
Cost of revenues:
  Software licenses......................................        13         11          5          3          4
  Services...............................................        12          6         10         10         12
                                                                ---        ---        ---        ---        ---
     Total cost of revenues..............................        25         17         15         13         16
                                                                ---        ---        ---        ---        ---
Gross profit.............................................        75         83         85         87         84
Operating expenses:
  Research and development...............................        20         27         21         23         20
  Sales and marketing....................................        38         40         45         52         45
  General and administrative.............................        12         26         14         12         16
                                                                ---        ---        ---        ---        ---
     Total operating expenses............................        70         93         80         87         81
                                                                ---        ---        ---        ---        ---
Income (loss) from operations............................         5        (10)         5          0          3
Interest expense, net....................................        (3)        (2)        (1)        (7)        (8)
                                                                ---        ---        ---        ---        ---
Net income (loss)........................................         2%       (12)%        4%        (7)%       (5)%

     The following table sets forth, for each component of revenues, the cost of these revenues as a percentage of the related revenues for the periods indicated:

                                                                                 YEARS ENDED
                                                                                 DECEMBER 31,
                                                               ------------------------------------------------
                                                               1995       1996       1997       1998       1999
                                                               ----       ----       ----       ----       ----
Cost of software license revenues.......................        16%        14%         7%         4%         6%
Cost of services revenues...............................        64         33         36         31         42

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1999

     Revenues

     Total revenues increased 47% from $17.3 million for 1998 to $25.4 million for 1999. We believe that the percentage increase in total revenues achieved in this period is not necessarily indicative of future results. Our revenues consist of software license revenues and services revenues. Software license revenues are derived primarily from licenses of our software products. Services revenues are derived primarily from contracts for software maintenance and technical support and, to a lesser extent, consulting, training and other services. We also experienced an increase in demand for consulting and training services directly associated with the sale of new software licenses. Software license revenues were 70% of total revenues for 1998, and 72% of total revenues for 1999.

     Software License Revenues. Software license revenues increased 51% from $12.1 million for 1998 to $18.2 million for 1999. The increase was primarily due to an increase in overall demand for data storage management products, increasing market acceptance of our products, introduction of new products and increasing revenues generated through our indirect sales channels.

     Services Revenues. Services revenues increased 38% from $5.2 million for 1998 to $7.2 million for 1999. The increase was primarily due to increased sales of services and support contracts on new license sales, increased renewals of these contracts by our installed base of licensees and, to a lesser extent, increased demand for consulting and training services.

     Cost of Revenues

     Cost of software license revenues consists primarily of royalties, media, manuals and distribution costs. Cost of services revenues consists primarily of personnel-related costs in providing maintenance and technical support, consulting and training to customers. Gross margin on software license revenues is substantially higher than gross margin on services revenues, reflecting the low materials, packaging and other costs of software products compared with the relatively high personnel costs associated with providing maintenance and technical support, consulting and training services. Cost of services revenues varies based upon the mix of maintenance and technical support, consulting and training services.

     Cost of Software License Revenues. Cost of software license revenues increased 100% from $532 for 1998 to $1,062 for 1999. Gross margin on software license revenues decreased from 96% for 1998 to 94% for 1999, primarily because of higher product packaging and distribution costs in 1999. The gross margin on software license revenues may vary from period to period based on the software license revenues mix and certain products having higher royalty rates than other products. We do not expect significant improvements in gross margin on software license revenues.

     Cost of Services Revenues. Cost of services revenues increased 84% from $1.6 million for 1998 to $3.0 million for 1999. Gross margin on services revenues decreased from 69% for 1998 to 58% for 1999. The increased cost and the reduced margin was primarily due to personnel additions in our customer support and training and consulting organizations, in anticipation of increased demand for these services. The gross margin on services revenues may vary from period to period based upon the mix of maintenance and technical support, consulting and training services.

     Operating Expenses

     Research and Development. Research and development expenses consist primarily of salaries, related benefits and other engineering-related costs. Research and development expenses increased 30% from $4.0 million for 1998 to $5.1 million for 1999. The increase was due primarily to increased staffing levels. As a percentage of total revenues, research and development expenses decreased from 23% for 1998 to 20% for 1999. We believe that a significant level of research and development investment is required to remain competitive, and expect that the dollar amount of these expenses will continue to increase in future periods.

     Sales and Marketing. Sales and marketing expenses consist primarily of salaries, related benefits, commissions, consultant fees, tradeshow, advertising and other costs associated with our sales and marketing efforts. Sales and marketing expenses increased 28% from $9.0 million for 1998 to $11.5 million for 1999, which includes $36,000 in non-cash compensation expense. The increase in sales and marketing expenses is attributable to an increase in the number of sales and marketing employees and increases in marketing programs. Sales and marketing expenses as a percentage of total revenues decreased from 52% for 1998 to 45% for 1999. The decrease as a percentage of total revenues was primarily due to the increase in total revenues. We intend to continue to expand our global sales and marketing infrastructure and, accordingly, we expect our sales and marketing expenses to increase in the future.

     General and Administrative. General and administrative expenses consist primarily of salaries, related benefits and fees for professional services, such as legal and accounting services. General and administrative expenses increased 93% from $2.2 million for 1998 to $4.1 million for 1999, which includes $623,000 in non-cash compensation expense. General and administrative expenses as a percentage of total revenues increased from 12% for 1998 to 16% for 1999. The increase was primarily due to additional personnel costs and other expenses associated with enhancing our infrastructure to support expansion of our operations. We expect that the dollar amount of general and administrative expenses will increase as we expand our operations.

     Interest Expense, Net. We incur interest expense on debt from a revolving credit agreement, which bears interest at a rate of 0.5% over the bank's prime lending rate, on notes payable to certain current and previous stockholders, which bear interest at various rates from 8% to 10%, and on senior debt and convertible debt from our investors. Our senior debt and convertible debt was established in the amounts of approximately $4.4 million and $7.6 million, respectively, in the second quarter of 1998 and bear interest at various rates from 8% to 12%. Interest expense increased 63% from $1.3 million for 1998 to $2.1 million for 1999.

     Pro Forma Income Tax Provision (Benefit). Because we incurred net operating losses in 1998 and in 1999, our pro forma effective tax rate in each year was zero.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1998

     Revenues

     Total revenues increased 45% from $11.9 million in 1997 to $17.3 million in 1998. We believe that the percentage increase in total revenues achieved in this period is not necessarily indicative of future results.

     Software License Revenues. Software license revenues increased 42% from $8.5 million in 1997 to $12.1 million in 1998. The increase was primarily the result of continued growth in market acceptance of our software products, a greater volume of large end-user transactions, increased revenues from original equipment manufacturer resales of bundled and unbundled products and the introduction of new products. Software license revenues growth also resulted from increases in direct sales and indirect sales other than through original equipment manufacturers.

     Services Revenues. Services revenues increased 56% from $3.4 million in 1997 to $5.2 million in 1998. The increase was primarily due to increased sales of services and support contracts on new licenses, renewal of services and support contracts on existing licenses and the growth in services provided by our professional services staff.

     Cost of Revenues

     Cost of Software License Revenues. Cost of software license revenues decreased 8% from $579,000 in 1997 to $532,000 in 1998. The decrease was primarily the result of lower product packaging and distribution costs. Gross margin on software license revenues was 93% and 96%, respectively, in 1997 and 1998.

     Cost of Services Revenues. Cost of services revenues increased 34% from $1.2 million in 1997 to $1.6 million in 1998. Gross margin on services revenues was 64% and 69% in 1997 and 1998, respectively. The change in gross margin was primarily due to personnel additions in our customer support and training and consulting organizations, in anticipation of increased demand for these services, as well as to a change in the mix of contracts for services with varying margins.

     Operating Expenses

     Research and Development. Research and development expenses increased 61% from $2.5 million in 1997 to $4.0 million in 1998. The increase in both periods was due primarily to increased staffing levels. As a percentage of total revenues, research and development expenses were 21% and 23% in 1997 and 1998, respectively.

     Sales and Marketing. Sales and marketing expenses increased 69% from $5.3 million in 1997 to $9.0 million in 1998. Sales and marketing expenses as a percentage of total revenues were 45% and 52% in 1997 and 1998, respectively. The dollar increase was primarily attributable to increased sales and marketing staffing and, to a lesser extent, increased costs associated with new marketing programs.

     General and Administrative. General and administrative expenses increased 26% from $1.7 million in 1997 to $2.2 million in 1998. General and administrative expenses as a percentage of total revenues were 14% and 12% in 1997 and 1998, respectively. The dollar increase in 1998 was primarily due to additional personnel costs and other expenses associated with enhancing our infrastructure to support expansion of our operations.

     Interest Expense, Net. Interest expense, net was $162,000 for 1997 and $1.3 million for 1998.

     Pro Forma Income Tax Provision (Benefit). As a result of net loss carryforwards in 1997 and as a result of our net operating losses in 1998, our pro forma effective tax rate in each year was zero.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth items from our statements of operations for the last eight quarters, as well as that data expressed as a percentage of our total revenues. This data has been derived from unaudited combined financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information. We believe that period-to-period comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                                  THREE MONTHS ENDED
                                 -------------------------------------------------------------------------------------
                                 MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,
                                   1998       1998       1998       1998       1999       1999       1999       1999
                                 --------   --------   --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS)
Revenues:
  Software licenses............   $2,656     $2,795     $2,859     $3,779     $3,842     $3,648     $5,115     $5,603
  Services.....................    1,119      1,115      1,431      1,565      1,592      1,913      1,506      2,221
                                  ------     ------     ------     ------     ------     ------     ------     ------
    Total revenues.............    3,775      3,910      4,290      5,344      5,434      5,561      6,621      7,824
Cost of revenues:
  Software licenses............       73         98         91        270        249        230        191        392
  Services.....................      290        350        556        443        729        678        781        829
                                  ------     ------     ------     ------     ------     ------     ------     ------
    Total cost of revenues.....      363        448        647        713        978        908        972      1,221
                                  ------     ------     ------     ------     ------     ------     ------     ------
Gross profit...................    3,412      3,462      3,643      4,631      4,456      4,653      5,649      6,603
Operating expenses:
  Research and development.....      698      1,031        992      1,237      1,306      1,177      1,242      1,412
  Sales and marketing..........    1,678      2,540      2,142      2,626      2,189      2,979      2,791      3,528
  General and administrative...      371        572        526        681        855        919        906      1,459
                                  ------     ------     ------     ------     ------     ------     ------     ------
    Total operating expenses...    2,747      4,143      3,660      4,544      4,350      5,075      4,939      6,399
Income (loss) from
  operations...................      665       (681)       (17)        87        106       (422)       710        204
Interest expense, net..........      (46)      (154)      (514)      (547)      (480)      (512)      (527)      (534)
                                  ------     ------     ------     ------     ------     ------     ------     ------
Net income (loss)..............   $  619     $ (835)    $ (531)    $ (460)    $ (374)    $ (934)    $  183     $ (330)
                                  ======     ======     ======     ======     ======     ======     ======     ======

                                                                  THREE MONTHS ENDED
                                 -------------------------------------------------------------------------------------
                                 MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,
                                   1998       1998       1998       1998       1999       1999       1999       1999
                                 --------   --------   --------   --------   --------   --------   --------   --------
                                                          (AS A PERCENTAGE OF TOTAL REVENUES)
Revenues:
  Software licenses............       70%        71%        67%        71%        71%        66%        77%        72%
  Services.....................       30         29         33         29         29         34         23         28
                                  ------     ------     ------     ------     ------     ------     ------     ------
    Total revenues.............      100        100        100        100        100        100        100        100
                                  ------     ------     ------     ------     ------     ------     ------     ------
Cost of revenues:
  Software licenses............        2          3          2          5          5          4          3          5
  Services.....................        8          8         13          8         13         12         12         11
                                  ------     ------     ------     ------     ------     ------     ------     ------
    Total cost of revenues.....       10         11         15         13         18         16         15         16
                                  ------     ------     ------     ------     ------     ------     ------     ------
Gross profit...................       90         89         85         87         82         84         85         84
Operating expenses:
  Research and development.....       18         26         23         23         24         21         19         18
  Sales and marketing..........       44         65         50         49         40         54         42         45
  General and administrative...       11         15         12         13         16         17         14         19
                                  ------     ------     ------     ------     ------     ------     ------     ------
    Total operating expenses...       73        106         85         85         80         92         75         82
Income (loss) from
  operations...................       17        (17)        (0)         2          2         (8)        10          2
Interest expense, net..........       (1)        (4)       (12)       (10)        (9)        (9)        (8)        (7)
                                  ------     ------     ------     ------     ------     ------     ------     ------
Net income (loss)..............       16%       (21)%      (12)%       (8)%       (7)%      (17)%        2%        (5)%
                                  ======     ======     ======     ======     ======     ======     ======     ======

     The trends discussed in the period-to-period comparisons above generally apply to the results of operations for our seven most recent quarters, except for certain differences discussed below.

     Services revenues increased every quarter since March 31, 1998, except for the quarter ended September 30, 1999. This exception was because we performed an unusually large amount of consulting services during the prior quarter ended June 30, 1999.

     Cost of software license revenues have remained relatively constant quarter to quarter as a percentage of software license revenues. Cost of software license revenues increased substantially in absolute terms in the quarter ended December 31, 1998 due to a substantial investment in our shipping and packaging infrastructure. Cost of services revenues as a percentage of services revenues has fluctuated as the mix of services performed for our customers has varied among higher and lower margin services.

     Total operating expenses have fluctuated primarily as a result of variations in our sales and marketing expenses. In each of the quarters ended June 30, 1998, December 31, 1998, June 30, 1999 and December 31, 1999, we
incurred additional sales and marketing expenses associated with trade shows and significant marketing programs. To a lesser extent, our operating expenses have fluctuated as a result of costs associated with recruiting and hiring research and development personnel.

     We expect to experience significant fluctuations in future quarterly operating results that may be caused by many factors including, among other things, the release of software products by us or our competitors, market acceptance of our products, the mix of our products and services sold, demand for our products or the timing of customer acceptance of our products, renewal of service agreements, software quality, changes in the level of operating expenses and general economic conditions. Due to these and other factors, our quarterly revenues and operating expenses are difficult to forecast accurately.

LIQUIDITY AND CAPITAL RESOURCES

     Our cash and cash equivalents totaled $2.5 million at December 31, 1999, and represented 20% of total assets. Cash equivalents are highly liquid instruments with original maturities of 90 days or less. At

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

December 31, 1999, we had $17.3 million of long-term obligations, and stockholders' deficit was approximately $21.7 million.

     For 1999, cash provided by operating activities of $765,000 resulted primarily from an increase in accounts payable, non-cash expenses, accrued expenses and deferred revenues. This was partially offset by a net loss and an increase in prepaid expenses. For 1998, net cash used in operating activities of $1.3 million resulted primarily from net losses and increases in accounts receivable and prepaid expenses. This was partially offset by increases in accounts payable, accrued expenses and deferred revenues. For 1998, cash used in operating activities resulted primarily from net losses and an increase in accounts receivable, prepaid assets and other assets. This was partially offset by increases in accrued expenses and deferred revenues. Net cash provided by operating activities was $896,000 in 1997. Increases in cash provided by operating activities in 1997 resulted from increases in accounts payable, accrued expenses, deferred revenues and net income.

     Our investing activities used cash of $928,000, $667,000 and $654,000 in 1999, 1998 and 1997, respectively, primarily for capital expenditures.

     Financing activities provided cash of $2.2 million in 1999, primarily from increased net borrowings from the bank of $2.7 million, and provided cash of $1.3 million in 1998 primarily from the net proceeds of $12.1 million under the Company's senior subordinated notes and convertible subordinated debt, which were issued on June 9, 1998. Borrowings from the bank bear interest at the bank's prime rate plus 1% and become due on July 21, 2000. The senior subordinated notes and convertible subordinated debt bore interest at 8% through June 1999, bear interest at 10% from June 9, 1999 through June 9, 2000 and bear interest at 12% from June 9, 2000 through maturity, and are due and payable on December 9, 2000, with interest payments due quarterly after inception. In specified events, such as the closing of this offering, the notes are accelerated and become due in full. In specified events, such as the closing of this offering, the convertible subordinated debt is converted into shares of common stock at a rate of $3.67 per share, and interest, which has been accrued cumulatively since the inception of the convertible subordinated debt, is forgiven. Financing activities provided cash of $570,000 in 1997, primarily from borrowings under notes payable to the bank and borrowings under long term debt, offset by distributions to stockholders and redemptions of common stock.

     In March 1992, we entered into a loan agreement and related promissory note with Mr. Kay in order to secure working capital for our operations. As amended, the loan agreement and promissory note provide for a maximum principal amount of indebtedness of $1,000,000 and make the promissory note payable upon demand. Amounts that we borrow under the loan agreement bear simple interest at a rate of 8% per year. As of January 31, 2000, we owed Mr. Kay $469,000 as a result of borrowings and accrued interest under this arrangement.

     In addition, on June 16, 1998, we borrowed an aggregate principal amount of $1,500,000 from Mr. Kay in order to secure working capital for our operations pursuant to two promissory notes. These notes earn 8% interest which is payable quarterly. The principal amount of these notes is due and payable upon the earlier of December 16, 2000 or 60 days after the closing of this offering, a qualified merger or a sale of substantially all of our assets.

     We believe that our current cash, cash equivalents, cash flow from operations, and loans from our principal stockholder, will be sufficient to meet our expected working capital and capital expenditure requirements for at least the next twelve months. After that, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. We cannot assure you that additional financing will be available at all or that, if available, we will be able to obtain it on terms favorable to us.

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

YEAR 2000 READINESS

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to determine whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results. Although the transition from 1999 to 2000 has passed and we are not aware of any Year 2000 problems with our products, our internal systems or our vendors, it is possible that Year 2000 problems could be discovered in the future.

     Our software products operate in complex system environments and directly and indirectly interact with a number of other hardware and software systems. We have tested the current versions of our products and the versions of our products under development, as well as our internal systems, and believe that they are Year 2000 compliant. In addition, we have inquired of our vendors who provide us with goods and services as to their state of Year 2000 readiness. Despite testing and investigation by us, our software products and the underlying systems and protocols running our products may contain errors or defects associated with Year 2000 date functions. Our vendors may also experience Year 2000 problems that could affect our business. We are unable to predict to what extent our business may be affected if our software or the systems that operate in conjunction with our software experience a material Year 2000 failure or if our vendors experience Year 2000 problems. Known or unknown errors or defects that affect the operation of our software could result in:

     - delay or loss of revenues, cancellation of customer contracts;

     - diversion of development resources;

     - damage to our reputation;

     - increased maintenance and warranty costs; and

     - litigation costs.

Any of these negative effects could adversely affect our business and future results of operations. Furthermore, if our vendors experience Year 2000 problems, we could experience disruption in the provision of products and services to our customers which could have many of the negative effects described above. In addition, if our customers experience their own Year 2000 problems, they may delay or forego purchases of our products until they have addressed such problems, which could have an adverse effect on our business and future operating results.

     The total cost of our Year 2000 compliance activities was not material to our business, results of operations and financial conditions. We estimate specific Year 2000 expenses did not exceed $300,000. While we believe that we have completed our Year 2000 readiness process, we cannot assure you that we have identified and remedied all significant Year 2000 problems, that we will not incur significant additional time and expense or that such problems will not harm our business.

QUALITATIVE AND QUANTITATIVE DISCLOSURE OF MARKET RISK

     We do not currently have any derivative financial instruments and do not intend to invest in derivatives. We invest our cash in short-term highly liquid cash equivalents. All of our indebtedness will be automatically converted into equity or repaid upon completion of this offering. As a result, we believe that our exposure to interest rate risk is not material to our results of operations.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. We will be required to implement SFAS No. 133 for

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

the year ending December 31, 2001. We have not entered into any foreign currency exchange rate hedging activities to date and we do not believe that the impact of SFAS No. 133 will be material to our financial position, results of operations or cash flows.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. We adopted SOP 98-1 as of January 1, 1999. The impact of adopting SOP 98-1 was not material, and we do not expect SOP 98-1 to have a material impact on our financial position, results of operations and cash flows.

     In December 1998, the AICPA issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 "Software Revenue Recognition" to require recognition of revenue using the "residual method" when certain criteria are met. We will be required to implement these provisions of SOP 98-9 for the year ending December 31, 2000. Effective in December 1998, SOP 98-9 also amends SOP 98-4, an earlier amendment to SOP 97-2, to extend the deferral of the application of certain passages of SOP 97-2 provided by SOP 98-4. We do not believe the impact of SOP 98-9 will be material to our financial position, results of operations and cash flows.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101-Revenue Recognition in Financial Statements. This SAB expresses the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. Companies can apply the accounting and disclosure requirements of this SAB retrospectively, or may report a change in accounting principle no later than the first fiscal quarter of the fiscal year beginning after December 15, 1999. We do not expect the application of this SAB to have a material impact on our financial statements.

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

                                    BUSINESS

OVERVIEW

     We are a provider of online data storage management and data access software. Our software enables enterprises to move, store, manage and access data quickly and efficiently over a variety of network architectures, including the Web and storage area networks. Our software supports many different types of storage devices, is easy to install and use, and can manage storage systems ranging in size from a single storage device to an enterprise-wide network storage system.

INDUSTRY BACKGROUND

     The growth of data storage

     The growth of data-intensive computing functions such as e-commerce, e-mail, multimedia applications, complex enterprise computer applications and the conversion from paper to electronic storage has fueled rapid growth in the amount of data stored within an enterprise. For example, International Data Corporation, an independent information technology research firm referred to as IDC, projects that the number of e-mail messages sent per day in the United States will grow from approximately 3.5 billion in 1999 to 9.2 billion in 2003. This growth has resulted in an increased demand for more efficient methods to store and retrieve data. IDC estimates that multi-user disk storage grew from more than 7,000 terabytes in 1993 to more than 188,000 terabytes in 1999, and will reach more than 1.9 million terabytes in 2003. A byte is the amount of computer memory required to store one number, letter or symbol; a terabyte is equal to one trillion bytes.

     This dramatic growth in data storage is driving the demand for many types of storage technology, such as new storage devices, networking hardware, network transmission technology and software. Many enterprises are trying to manage larger amounts of data, creating a demand for software that can automate this task. Industry analysts predict that demand for data storage software in particular will grow significantly. IDC estimates that the overall market for data protection and management software grew from $2.1 billion in 1996 to $3.5 billion in 1998 and will grow to $6.7 billion in 2003.

     Traditional data storage and back-up

     Users traditionally have stored data on hard disks or other storage devices connected to their personal computers or computer networks, a configuration referred to as primary storage. In addition to primary storage, enterprises have widely adopted back-up processes to insure against the loss of data by creating and storing duplicates of existing data files. The traditional back-up process moves data to secondary storage devices not directly accessible by users and applications. Typically, an enterprise will perform a full back-up of all data once a week and incremental back-ups on each of the other six days of the week. An incremental back-up operation copies only those files that have changed since the last full back-up. There are several significant problems with traditional data storage and back-up methods:

     - Expensive primary storage capacity is consumed rapidly. Hard drives and other storage devices used for primary storage are more expensive than remote and back-up storage devices and have a limited capacity. This capacity is often quickly exhausted, and the user or the enterprise must then either purchase additional capacity or delete data. An enterprise incurs additional expense not only for the purchase of additional storage devices, but also for the administrative time required to install, allocate and manage this additional primary storage capacity.

     - Repetitive back-up consumes network transmission capacity. As the amount of data increases, repeatedly backing up the same data consumes increasing amounts of network transmission capacity, or bandwidth. Computer networks have a limited amount of bandwidth, and most of this capacity is consumed during business hours by the demands of the network's users. As a result, networks lack the capacity to transmit data to storage devices for back-up during business hours. In addition, as enterprises expand their operations internationally, as the Internet makes networks more

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

       accessible and as the workday becomes longer, the number of hours available each day for back-up is shrinking. As a result, network administrators have smaller windows of time in which they can back up increasing amounts of data without impairing the performance or accessibility of the network.

     - Failure to manage data results in an inefficient back-up process. Most files on a typical file server are not frequently accessed more than 30 days after they are created. Repeatedly backing up the same unchanged data consumes more back-up storage capacity unnecessarily, and requires an enterprise to expand its storage capacity with each subsequent back-up. In addition, because network administrators cannot determine which files are important, they either save most files or randomly delete them.

     - Access to stored data is limited. Infrequently accessed data is typically migrated from primary storage devices to secondary storage devices, such as tape libraries. Once this process has occurred, the time and effort necessary to retrieve a migrated file is significant. A user will need to know information such as the file name, the original storage location and the date of the back-up. When this information has been determined, the network administrator will then use this information to retrieve the file manually. This process is inefficient for the user, who must wait for the needed file, and for the network administrator, who must act as an intermediary and retrieve the file. In addition, files that have been deleted from primary storage and only reside on secondary storage devices are not readily accessible to software applications that may need the data contained in the file.

     The emergence of storage area networks

     In response to the limitations of traditional data storage and back-up methods, storage area networks have emerged. A storage area network is a network of servers and data storage devices that are interconnected at high speeds, typically using Fibre Channel transport technology, which allows network resources to be located at remote and diverse locations. Enterprises are increasingly deploying storage area networks in an effort to move data storage operations off of their local area networks to a separate network dedicated to data storage. Moving these operations to storage area networks frees up bandwidth on the local area network for more efficient operation of enterprise software applications and communications. Storage area networks can be significantly less expensive to maintain and expand than traditional data storage systems because they enable shared, high-speed access to stored data. IDC estimates that the overall storage area network market will grow from $3.4 billion in 1999 to $13.8 billion in 2003.

     Despite the greater capacity and speed offered by storage area networks, storage area networks do not address the need to make management and access of data more efficient. In particular, storage area networks fail to determine which data should be stored, do not provide efficient transfer of data to the storage area network, do not enable immediate access to backed-up data and cannot provide an effective index of stored data.

     The need for data storage management software

     In order to address the problems of traditional storage and back-up methods, and to take advantage of the power of storage area networks, a data storage solution must:

     - automatically apply policies that determine whether, or for how long, data should be stored;

     - provide efficient transfer of data to and from storage devices throughout networks, including local area networks and storage area networks;

     - provide a detailed index of stored data;

     - enable rapid and easy retrieval of stored data selected by users and software applications;

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

     - maximize the effective capacity of existing storage devices; and

     - provide secure Web access to stored data.

THE OTG SOLUTION

     We are a provider of online data storage management and data access software. Our Windows NT-based software provides customers with the following benefits:

     - Efficient use of storage capacity. We enable automated data migration to less expensive remote storage devices and networks.

     - Fast data access. We provide quick and easy access to data for users and software applications, including secure Web access.

     - Increased efficiency of back-up systems. We reduce the time required for data back-up, maximize use of back-up storage capacity and increase available network bandwidth by eliminating the repetitive back-up of unchanged data.

     - Diverse storage options. We support many different types of data storage devices within the same data storage system to maximize performance and minimize cost.

     - Fast and easy installation and use. We make installation, configuration and use quick and easy, using an intuitive graphical user interface, which allows a user to interact with our product through the use of windows and icons in a point-and-click system.

     - Flexibility and scalability. Our software expands quickly and easily to accommodate changes in the size of a data storage system from a single storage device to an enterprise-wide network storage system and to support additional users and applications.

THE OTG STRATEGY

     Our objective is to extend our position as a provider of online data storage management and data access software. To achieve this objective, we intend to:

     Expand our presence in the storage area network market. We intend to expand the current use of our XtenderSolutions product suite in the storage area network market by introducing SANXtender. This product will customize our existing technology to maximize the capabilities of storage area networks. SANXtender will provide data storage management over the storage area network by linking storage area network technologies to local area network applications. In developing SANXtender, we are conducting quality assurance and compatibility testing of our products with the products of manufacturers of storage area network technologies, such as ATL Products, Chaparral Network Storage, Advanced Digital Information Corporation, Emulex Corporation and Hewlett-Packard, to ensure that SANXtender will be certified as compatible with leading storage area network hub, switch, router and storage technologies. In addition, we are pursuing alliances with other leading storage area network companies.

     Capitalize on the release of Windows 2000. We plan to introduce a new version of DiskXtender, called DiskXtender 2000, shortly after the release of Windows 2000. DiskXtender 2000 will allow our existing technology to operate on the Windows 2000 platform. We believe our engineering history with the Windows NT code and our access to pre-release versions of Windows 2000 will enable us to offer a closely integrated version of DiskXtender 2000 in a timely fashion. Over time, we will integrate the XtenderSolutions product suite with new features provided by Windows 2000.

     Provide software to address e-mail storage management. To meet accelerating demand for e-mail storage management software, we are building on our DiskXtender technology to develop eMailXtender, an e-mail indexing, archiving and retrieval application, and integrating it with leading e-mail applications. A preliminary version of this product, currently being implemented by Merrill Lynch, allows users to conduct

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

full-text searches, archive to secondary or removable storage devices, and retrieve e-mail messages and e-commerce transaction documents.

     Offer our storage software over the Web through Internet service provider and application service provider relationships. We intend to expand our capability to enable our customers to outsource data storage management and capacity over the Web, through relationships with Internet service providers and application service providers. As Internet access becomes faster and more secure, we anticipate that increasing numbers of enterprises will turn to leased or metered online storage solutions as a cost-effective alternative to in-house capabilities. We intend to offer this capability through Internet service providers and application service providers under the name OnlineStor.com. OnlineStor.com will enable individual users and enterprises to store and manage data over the Web with functionality similar to that of DiskXtender at substantial hardware and maintenance cost savings over in-house storage systems.

     Enable our core technology to run on additional operating systems. We are currently modifying our DiskXtender technology to operate on the UNIX and Linux operating systems. These new versions of our products will provide the ability to manage data on UNIX and Linux file servers in addition to the Windows NT servers currently supported today.

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

PRODUCTS AND SERVICES

     The XtenderSolutions product suite includes a number of application-focused products to provide customers with the ability to move, store, manage and access data on the Windows NT platform. The following table summarizes our XtenderSolutions product suite:

 CURRENT PRODUCTS                                        DESCRIPTION
---------------------------------------------------------------------------------------------
DiskXtender                      Our core product; enables comprehensive data storage
                                 management throughout an enterprise's network
ApplicationXtender               Organizes and stores data used by Windows-based applications and enables users to display, print, fax, e-mail or annotate the stored data
WebXtender                       Provides access to data over an intranet or the Internet
                                 using a standard Web browser
ColdXtender                      Manages the storage of computer-generated data for use in
                                 preparing forms and reports in standardized formats
---------------------------------------------------------------------------------------------
 PRODUCTS UNDER DEVELOPMENT                              DESCRIPTION
---------------------------------------------------------------------------------------------
SANXtender                       Will provide technology to move, store, manage and access
                                 data interactively in a storage area network environment
                                 (expected release during third quarter of 2000)
OnlineStor.com                   Will provide leased or metered data storage management and capacity over the Web through Internet service providers and application service providers (expected release during
                                 second quarter of 2000)
eMailXtender                     Will provide intelligent e-mail storage, indexing, archiving and retrieval, integrated with leading e-mail applications
                                 (expected release during second quarter 2000)

     Our product pricing is generally established on a per license basis. An example of a representative customer's requirements would include the need to move, store, manage and access approximately 10 terabytes of data by 25 users accessing the data from the customer's network and 100 users accessing data over the Web supported by three servers. Under this scenario, a product configuration would include:

          - DiskXtender. The list price of DiskXtender for two Storage Tek 9740-100 tape libraries (representing 10 terabytes of data) is approximately $50,000. In addition, the customer would need to purchase four additional DiskXtender agent licenses to support the remote storage servers required in its network for a total list price of $56,000.

          - ApplicationXtender. To support 25 users accessing the data from the network, the customer would need to purchase 25 concurrent ApplicationXtender licenses at a list price of approximately $25,000.

          - WebXtender. To support 100 Web users, the customer would need to purchase both a Web server component at a list price of approximately $10,000 and 100 concurrent WebXtender licenses at a list price of approximately $41,000.

     The list price for this XtenderSolutions configuration would be approximately $132,000, with annual maintenance fees of approximately $25,000.

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

     Current products

     DiskXtender. The cornerstone of our product suite is DiskXtender. DiskXtender is a server-based, Windows NT solution that enables management of data throughout an enterprise's network while tracking and managing stored file locations. DiskXtender enhances a data storage system by increasing its primary storage capacity and providing constant accessibility to data while integrating stored files with other enterprise applications. DiskXtender uses advanced features such as caching technologies, which temporarily store frequently accessed or recently accessed data and thereby speed up an application's access to data. DiskXtender is currently the only Windows NT storage solution that manages all major types of storage devices, from optical and tape to CD-ROM and DVD. We provide a DiskXtender application programming interface allowing end-users and original equipment manufacturers to integrate DiskXtender with software applications, such as Web browsers, word processing, accounting and imaging.

     DiskXtender has won the following awards, among others:

     - 1999 Solutions Integrator Impact Award for Best Storage Product from International Data Group, the parent of IDC; and

     - 1998 and 1999 Product of the Year Awards from Imaging & Document Solutions magazine.

     ApplicationXtender. ApplicationXtender organizes and stores data used by Windows-based applications and enables users to display, print, fax, e-mail or annotate the stored data. Because ApplicationXtender integrates the host applications chosen by the end-user with DiskXtender technology, end-users can access, retrieve, control and view data through the host applications. As with DiskXtender, an application programming interface toolkit allows customers and original equipment manufacturers to integrate ApplicationXtender with existing applications.

     WebXtender. WebXtender provides access to data over an enterprise's intranet or the Internet using standard Web browser interfaces. WebXtender offers data display and search functionality in any ApplicationXtender application, while providing remote access to stored data. Because WebXtender requires only a standard Web browser to be installed on the user's workstation, WebXtender minimizes overhead and costs of client software distribution and configuration.

     ColdXtender. ColdXtender manages the storage of computer-generated output data for use in preparing forms and reports in standardized formats, such as insurance claims and reports. ColdXtender stores, compresses and catalogues report data in searchable databases.

     Products under development

     We plan to introduce several products in the near future to address emerging storage management requirements. Although we are unable to quantify the impact, we believe that these products, when introduced, will enable us to add more customers and generate additional revenues. These products include:

     SANXtender. SANXtender will apply our XtenderSolutions technology to maximize the performance of a storage area network. SANXtender will provide data storage management over a storage area network by linking storage area network technologies to local area network applications. This will allow data transfer and storage without moving data through servers on the local area network, thereby freeing the resources of the local area network for user applications. As part of our development efforts, we are conducting quality assurance and compatibility testing of our products with the products of manufacturers of storage area network technologies, such as ATL Products, Chaparral Network Storage, Advanced Digital Information Corporation, Emulex Corporation and Hewlett-Packard, to ensure that SANXtender will be certified as compatible with leading storage area network hub, switch, router and back-up technologies. In addition, we are pursuing alliances with other leading storage area network companies. SANXtender is primarily based on our existing technologies and products. Our current efforts are focused on developing DiskXtender storage management for storage area networks, while connecting storage area networks with the Internet and other applications. We anticipate general commercial availability of this product during the third quarter of 2000.

     OnlineStor.com. We are adapting our products to be offered as an outsourced data storage and management service under the name OnlineStor.com. These services will be offered on a metered or leased basis through Internet service providers and application service providers. OnlineStor.com will enable enterprises to store and manage data over the Web with functionality similar to that of the XtenderSolutions product suite. We expect that our customers will realize substantial hardware and maintenance cost savings over in-house storage systems by using this service. We currently are engaged in discussions with various Internet service providers and application service providers regarding OnlineStor.com. We anticipate general commercial availability of OnlineStor.com during the second quarter of 2000.

     eMailXtender. eMailXtender is an e-mail indexing, archiving and retrieval application that will be integrated with leading e-mail applications. It will allow users to satisfy their legal, auditing and archiving requirements without investing in expensive, fixed storage resources. A preliminary version of this product, currently being implemented by Merrill Lynch, allows users to conduct full-text searches, and archive and retrieve e-mail messages and e-commerce transaction documents. EMailXtender is primarily based on our DiskXtender technology, with additional development efforts focused on integrating other technologies. We anticipate general commercial availability of this product during the second quarter of 2000.

     Professional services and support

     We maintain a professional services division responsible for providing customers with maintenance and technical support, consulting and training services related to our XtenderSolutions products, which consist of:

     - analysis of a customer's requirements for data storage and management;

     - software design and implementation;

     - business process analysis and implementation;

     - product installation and upgrading;

     - custom documentation; and

     - training.

     When a customer licenses our products, we provide a 30-day support package that includes installation, configuration and testing, access to an on-call technical help desk, a technical support website and software updates. We also host regularly scheduled training seminars in the Washington D.C. metropolitan area, on the West Coast and, upon request, at a customer's site. In addition to our own capabilities, our value-added resellers and system integrators perform professional services for our customers.

TECHNOLOGY

     DiskXtender employs a variety of advanced technology features. DiskXtender uses software agents that prevent the file server hard disk from running out of free space by checking space utilization against a watermark, or threshold setting, that can be established by the customer. Migration, space management and retention policies are defined by the user and can be customized for any application requirements, based, for example, on age, size or file name. Based on these rules, DiskXtender will migrate eligible files to secondary storage. In addition, based on defined watermarks, DiskXtender will truncate the original file data to make space for additional data. File truncation removes the original file data from the file server hard disk, leaving behind a stub file, or place marker, freeing the space for other use.

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

     When the contents of a file server hard disk are viewed by an application, such as Windows Explorer, DiskXtender displays the contents of the file server hard disk in a way that makes the application see the original file size instead of the stub file. When an application attempts to open the original file,
DiskXtender:

     - captures the request to open the file;

     - refers to the stub file associated with the file;

     - determines the library and storage device to which the file was migrated; and

     - retrieves the file from the extended storage system by copying it back to the original file server hard disk for use by the application that requested it.

DiskXtender manages all file migration based on incoming file requests and defined storage policies. Recall of file data from secondary storage devices is performed automatically.

     When the contents of a file server hard disk are accessed by a back-up application, DiskXtender recognizes the back-up application and intelligently manages the back-up data. Instead of backing up all data on the extended storage system, it allows the back-up application to back up only the stub files, which represent a significantly smaller amount of data. This feature reduces the time required for back-up and also reduces the amount of data that must be backed up.

GRAPHIC: Title - "DiskXtender." The graphic depicts the DiskXtender technology. The graphic is a picture of a cylinder, and the text under the icon states "Hard disk." There is an arrow connecting three icons to the left side of the "Hard disk" icon. One icon is a picture of a floppy disk, and the text under the icon states "Tape library." The second icon is a picture of a file cabinet, and the text under the icon states "Optical juke boxes." The third icon is a picture of a CD, and the text under the icon states "CD/DVD Optical." There are also three lines on the right side of the "Hard disk" icon pointing to three separate portions of the "Hard disk" icon. The text at the end of the first line states "Free space." The text at the end of the second line states "Pointers (files on secondary storage)." The text at the end of the third line states "Frequently used files."

CUSTOMERS

     We have licensed our products to over 6,000 corporations, government agencies and other organizations across a broad spectrum of industries. The following table lists some of our customers, each of which has accounted for more than $25,000 of our revenues since January 1998.

Automobile Association of America
American Airlines
State of California
Citicorp
Delta Airlines
Dow Chemical
Marathon Oil
Mayo Clinic
McKesson/HBOC
Merrill Lynch
Nabisco
NASD
NationsBank (now Bank of America)
Nortel Networks
Parker Hannifin
PSINet
Raytheon
Unisys
U.S. Department of Defense
U.S. Federal Aviation Administration
U.S. Navy
University of Miami
Veterans Administration Hospitals
Westinghouse (now General Electric)

     How two of our customers have used our data storage management solutions

     CONVERTING FROM PAPER TO ELECTRONIC STORAGE AT PSINET. PSINet, a provider of business Internet access, has over 3,000 employees and annual revenue of more than $560 million. With growing worldwide operations, PSINet experienced an increasing volume of paper files generated by contracts, legal documents, financial records and customer provisioning files. As a result of this growth in paper, PSINet realized the need to increase automation of their data storage and reduce the space and retrieval time associated with files.

     In 1998, PSINet engaged us to provide data storage management software providing access to critical files, document imaging and Web-based data retrieval to handle the electronic contract files. We have helped PSINet convert some areas where paper files were used to optical disk, and have installed an optical storage management system utilizing DiskXtender, ApplicationXtender and WebXtender for records generated by its domestic operations. We are currently working with PSINet to extend these capabilities to many areas within their international operations.

     AUTOMATING DATA STORAGE AT NABISCO. Nabisco, an $8.7 billion marketer of biscuit, snack and premium food products, makes thousands of deliveries every day to grocery stores, convenience stores and other food outlets across the United States and in 85 other countries worldwide. With each delivery, Nabisco issues a proof of delivery document that lists the products delivered and the total amount due for those products.

     Nabisco had been keeping a copy of the proof of delivery on file and using a manual system to retrieve, copy and fax proofs of delivery whenever customers had questions or disputes on delivery. As the volume of proofs of delivery grew, Nabisco needed to automate the process and provide improved access and distribution.

     In 1997, Nabisco engaged us to replace their existing data storage system with DiskXtender to effectively manage increasingly large amounts of data, provide for easy access on the Internet and work with their high volume, automated tape library. The new system, deployed in Nabisco's Customer Financial Services Department, makes the proofs of delivery quickly accessible, increasing customer service, improving access time, and cutting down on delayed payments. Nabisco processes 120,000 images a day, and it estimates that it has processed 25 to 30 million documents since DiskXtender was installed.

Another benefit for Nabisco is that DiskXtender, with its capability to support multiple applications, links to a second imaging system that replaces all manual microfilm archiving systems.

SALES AND MARKETING

     We sell our products primarily through relationships with original equipment manufacturers, value-added resellers and distributors. Our distribution through these channels accounted for 85% of our total revenues in 1998 and 84% of our total revenues in 1999, with no single original equipment manufacturer, value-added reseller or distributor accounting for more than 10% of our total revenues in either year. We are also expanding our direct sales force to provide better coverage for larger clients.

     Original Equipment Manufacturer Relationships. We currently have more than 15 original equipment manufacturer relationships. These original equipment manufacturers buy our products to incorporate into their own product offerings or resell our products under their own label. We have original equipment manufacturer relationships with Advanced Financial Solutions, Agilent Technologies, which is a subsidiary of Hewlett-Packard, Cerner, Data General, which is a division of EMC, FileNet, Imation, Legato Systems and StorageTek, among others. We also recently entered into an original equipment manufacturing relationship with Tivoli Systems, Inc., an IBM company, providing for Tivoli to integrate our DiskXtender product into Tivoli's storage management strategies and offerings.

     Value-added Reseller and Distributor Relationships. We currently have more than 235 value-added reseller and distributor agreements, including agreements with Affiliated Computer Systems, Cranel, Datalink, Electronic Data Systems, Envision, GE Capital, IKON, Law Cypress, National Computer Systems, Optical Laser. These resellers service North America, Europe, East Asia and Latin America. Pursuant to these alliances, our value-added resellers and distributors typically market the entire XtenderSolutions product suite, receiving a discount on products sold.

     Direct Sales Force. We maintain a direct sales staff with responsibilities for pursuing and managing larger customers, as well as providing support to our distributors, value-added resellers and original equipment manufacturers. We have been hiring additional salespersons and expect to continue to do so.

     Marketing. Our marketing department consists of marketing professionals dedicated to advertising, public relations, marketing communications, events and channel partner programs. Our marketing efforts focus on building brand recognition and developing leads for our sales force. To achieve these objectives, we maintain a strategic marketing program which includes the following elements:

     - a national advertising campaign promoting the XtenderSolutions brand;

     - a comprehensive Web marketing program and website;

     - programs to enhance communication with our original equipment manufacturers, value-added resellers and distributors, including our XpertPartner conference;

     - seminars to increase the visibility of our executives and generate leads for our sales force;

     - participation in trade shows; and

     - direct marketing to targeted corporate customers.

COMPETITION

     We face a variety of competitors that offer products with some of our products' features. Some potential customers may elect to internally develop capabilities similar to those provided by our products rather than buying them from us or another outside vendor. Although our products generally enhance traditional data back-up capabilities offered by companies such as Veritas, Legato Systems, Computer Associates and IBM, our products may compete against such traditional back-up solutions when a potential customer seeks to address its storage needs with only a data back-up solution. Furthermore, Veritas has recently begun to offer a Windows NT-based product that competes with DiskXtender.

     In addition, Microsoft could develop competing products. Windows 2000 will include basic data storage management capabilities. Microsoft could compete with us by enhancing and expanding these capabilities to offer an integrated storage management capability within their basic operating system. This would reduce or eliminate the need to purchase our products, which would cause our revenues and our business to suffer.

     Many of our competitors and potential competitors have substantially greater financial and technical resources than we do. Our competitors may attempt to increase their presence in the data storage management software market by acquiring or forming strategic alliances with other competitors or business partners. This competition may cause us to lose sales and may limit the growth of our revenues and business.

INTELLECTUAL PROPERTY

     Our products are based upon our internally developed intellectual property and other proprietary rights. We rely on a combination of copyright, trademark and trade secret laws, confidentiality agreements and contractual provisions to protect our intellectual property. However, we believe that these laws and agreements afford us only limited protection. Despite our efforts to protect our intellectual property, unauthorized parties may infringe upon our proprietary rights. In addition, the laws of some foreign countries do not provide as much protection of our proprietary rights as do the laws of the United States.

EMPLOYEES

     As of December 31, 1999, we had a total of 172 employees. Of these employees, 54 were involved in sales and marketing; 29 were involved in product development; 46 were involved in quality assurance and product support; 25 were involved in professional services; and 18 were involved in administrative and corporate functions.

FACILITIES

     Our operations are headquartered in one 35,000 square foot facility in Bethesda, Maryland that is leased under an agreement expiring on September 30, 2002. We also lease field offices in Irvine, California and Longmont, Colorado. We believe that these facilities are suitable to meet our needs for the foreseeable future.

LEGAL PROCEEDINGS

     We are not party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     Our executive officers, directors and some other key employees, and their ages as of December 31, 1999, are as follows:

                   NAME                      AGE                      TITLE
                   ----                      ---                      -----
Executive officers and directors:
  Richard A. Kay...........................  43    Chairman of the Board, President and Chief
                                                     Executive Officer
  F. William Caple.........................  41    Executive Vice President, Secretary and
                                                   Director
  Ronald W. Kaiser.........................  46    Chief Financial Officer and Treasurer
  Gabriel A. Battista (2)..................  55    Director
  John Burton (2)..........................  48    Director
  Joseph R. Chinnici (1)...................  45    Director
  Geaton A. DeCesaris, Jr. (1)(2)..........  44    Director
  Donald B. Hebb, Jr. (1)..................  57    Director
Key employees:
  Amena Ali................................  36    Senior Vice President of Marketing and
                                                   Strategy
  Mark L. Hanson...........................  35    Vice President of Development -- Web
                                                   Solutions
  Gerald Held, Jr..........................  39    Vice President of Business Development
  Scott R. Nickel..........................  33    Vice President of Technology
  Grant M. Wagner..........................  37    Senior Vice President of Sales

---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Richard A. Kay, our founder, has served as our chairman, president and chief executive officer since our inception in 1992. Prior to founding OTG, Mr. Kay co-founded National Operator Services, Inc., a reseller of telephone operator services, and NOS Communications, a reseller of AT&T long distance services.

     F. William Caple has served as our executive vice president since May 1996. Mr. Caple has served as a member of our board of directors since December 1997. From January 1994 to April 1996, Mr. Caple was a partner of the law firm of Galland, Kharasch, Morse & Garfinkel.

     Ronald W. Kaiser has served as our chief financial officer and treasurer since June of 1998. From April 1998 to June 1998, Mr. Kaiser was an employee of Network Associates, Inc., an Internet security company, following the acquisition of Trusted Information Systems, Inc. by Network Associates, Inc. From May 1996 to April 1998, Mr. Kaiser served as the chief financial officer of Trusted Information Systems, Inc., an information security company. From January 1996 to April 1996, Mr. Kaiser served as a consultant to American Communication Services, Inc., now known as e.spire Communications, Inc. From November 1994 to January 1996, Mr. Kaiser served as the chief financial officer of ACSI.

     Gabriel A. Battista has served as a member of our board of directors since June 1998. Mr. Battista has served as the chairman of the board of directors, president and chief executive officer of Talk.com, Inc., an e-commerce and telecommunications services company, since January 1999. From October 1996 to December 1998, Mr. Battista served as the chief executive officer of Network Solutions, Inc., an Internet domain name registration company. From February 1991 to October 1996, Mr. Battista served as the president and chief executive officer of Cable & Wireless, Inc., a telecommunications company. Mr. Battista currently serves as a director of AXENT Technologies, Inc. and Systems and Computer Technology Corporation.

     John Burton has served as a member of our board of directors since June 1998. Mr. Burton has served as managing director of Updata Capital, Inc., an investment banking firm, since March 1997. From February 1995 to February 1997, Mr. Burton served as president of Burton Technology Partners, Ltd. From March 1984 to January 1995, Mr. Burton served as president and chief executive officer of Legent Corporation, a vendor of software development products. Mr. Burton currently serves as a director of AXENT Technologies, Inc., Banyan Systems, Inc. and Map Info Corporation.

     Joseph R. Chinnici has served as a member of our board of directors since June 1998. Since September 1994, Mr. Chinnici has served in a number of positions at Ciena Corp., and currently serves as Ciena Corp.'s senior vice president, finance and chief financial officer.

     Geaton A. DeCesaris, Jr. has served as a member of our board of directors since June 1998. Mr. DeCesaris has served as the president, chief executive officer and a director of Washington Homes, Inc., a national homebuilding company, since August 1988, and as the chairman of the board of directors of Washington Homes, Inc. since April 1999.

     Donald B. Hebb, Jr. has served on our board of directors since June 1998. Mr. Hebb has been a managing member of the general partner of ABS Capital Partners II, L.P. and related entities since March 1993. Prior to that, Mr. Hebb served as a managing director of Alex. Brown Incorporated. Mr. Hebb currently serves as a director of T. Rowe Price Associates, Inc. and SBA Communications Corporation.

     Amena Ali has served as our senior vice president of marketing and strategy since February 2000. From June 1991 to February 2000, Ms. Ali served in various marketing and finance positions, including most recently, director of business analysis, at MCI Worldcom, Inc., a telecommunications company.

     Mark L. Hanson has served as our vice president of development -- Web solutions since October 1999. From November 1992 to September 1999, Mr. Hanson served as one of our senior developers.

     Gerald Held, Jr. has served as our vice president of business development since January 1998. From April 1996 to January 1998, Mr. Held served as a director of business development at Eastman Software, a document imaging management company. From January 1984 to April 1996, Mr. Held served as a manager of product management at Rexon, Inc., a storage hardware company.

     Scott R. Nickel has served as our vice president of technology since October 1999. From November 1992 to September 1999, Mr. Nickel served as one of our senior developers.

     Grant M. Wagner has served as our senior vice president of sales since July 1999. From January 1999 to July 1999, Mr. Wagner served as vice president of sales for Remedial Technologies Network, an Internet publishing company. From January 1990 to January 1999, Mr. Wagner served in various sales positions, including, most recently, vice president of global sales, at Computer Associates International, Inc., a software company.

     Pursuant to the voting agreement dated June 9, 1998, by and among ABS Capital Partners II, L.P., Greylock IX Limited Partnership and Michael P. Murray, as purchasers, Richard A. Kay and OTG, the purchasers were given the right to designate one director and Mr. Kay was given the right to designate six directors. Mr. Hebb was elected to our board of directors as the designee of the purchasers and Mr. Kay, Mr. Battista, Mr. Burton, Mr. Caple, Mr. Chinnici and Mr. DeCesaris were elected to our board of directors as the designees of Mr. Kay. These rights terminate upon the closing of this offering.

ELECTION OF DIRECTORS

     Following this offering, the board of directors will be divided into three classes, each of whose members will serve for a three-year term. Mr. Hebb and Mr. Chinnici will serve in the class which term expires in 2001. Mr. Caple and Mr. Burton will serve in the class which term expires in 2002; and Mr. Kay, Mr. Battista and Mr. DeCesaris will serve in the class which term expires in 2003. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires.

COMPENSATION OF DIRECTORS

     We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. We may, in our discretion, grant stock options and other equity awards to our non-employee directors from time to time pursuant to our stock incentive plans. In June 1999, we granted options to purchase 10,000 shares of our common stock to each of Mr. Battista, Mr. Burton, Mr. Chinnici, Mr. DeCesaris and Mr. Hebb, our non-employee directors, at an exercise price of $2.75 per share. These options vested upon grant. We have not yet determined the amount and timing of any future grants or awards.

BOARD COMMITTEES

     The board of directors has established a compensation committee and an audit committee. The compensation committee, which consists of Mr. Burton, Mr. Battista and Mr. DeCesaris, reviews executive salaries, administers our bonus, incentive compensation and stock plans and approves the salaries and other benefits of our executive officers. In addition, the compensation committee consults with our management regarding our pension and other benefit plans and compensation policies and practices.

     The audit committee, which consists of Mr. Chinnici, Mr. Hebb and Mr. DeCesaris, reviews the professional services provided by our independent accountants, the independence of our accountants from our management, our annual financial statements and our system of internal accounting controls. The audit committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     We did not have a compensation committee until November 1999. Prior to that time, the entire board of directors performed the function of a compensation committee. No member of our compensation committee is an officer or employee. No interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with each of our directors and officers. Their indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

EMPLOYMENT AGREEMENTS

     Mr. Kay serves as our chairman, president and chief executive officer pursuant to the terms of an employment agreement dated June 9, 1999. The term of the agreement continues until December 31, 2003. Pursuant to the terms of the agreement, Mr. Kay's initial annual compensation consists of a base salary of $485,000 and a bonus of at least $115,000. After the first year, Mr. Kay's annual compensation will be determined by the board of directors. Upon termination without cause, as defined in the agreement, Mr. Kay is entitled to severance payments equal to (1) the greater of (a) the remaining portion of his compensation for the remaining term of the agreement, or (b) the amount of his then current annual salary, to be paid in monthly installments over a 12 month period and (2) the annual bonus that would otherwise have been paid to Mr. Kay for the fiscal year in which he was terminated, to be paid in one lump sum payment within 90 days of the date of termination. Upon termination without cause, Mr. Kay is entitled to continue to receive the same health, disability and term life insurance benefits as were provided prior to termination until the earlier of his employment by a third party or December 31, 2003. Under the agreement, Mr. Kay agreed not to compete with us during the term of his employment and for two years after his termination. In addition, Mr. Kay agreed not to solicit our employees or customers during the same period. However, if we terminate Mr. Kay without cause, or he terminates his employment because we demoted him, because he is not elected or is removed as chairman of the board or because we have relocated our principal executive offices more than 50 miles from Bethesda, Maryland, the non-competition and non-solicitation provisions of the agreement expire upon the date of termination his employment.

     Mr. Caple serves as our executive vice president pursuant to the terms of an employment agreement dated January 1, 1998, as amended. The term of the agreement continues until December 31, 2002. Pursuant to the terms of the agreement, Mr. Caple's annual compensation consists of a base salary of $175,000 and a bonus of at least 33.3% of his base salary. Mr. Caple's base salary will automatically increase by 10% on January 1, 2001 and each January 1 thereafter throughout the term of the agreement. Upon termination without cause, as defined in the agreement, Mr. Caple is entitled to severance payments equal to the amount of his then current annual salary, to be paid in two installments, the first of which must be paid on the date of termination and the second of which must be paid within 90 days of the date of termination. Mr. Caple agreed not to compete with us during the term of his employment and for a period after the termination of his employment equal to the lesser of two years or the length of his employment period, if less than two years. In addition, Mr. Caple agreed not to solicit our employees or customers during the same period.

     Mr. Kaiser serves as our chief financial officer pursuant to the terms of an employment agreement dated May 28, 1998, as amended. The term of the agreement continues until May 31, 2001. Pursuant to the terms of the agreement, Mr. Kaiser's annual compensation consists of a base salary of $187,000 and a bonus of at least 30% of his base salary. Upon termination without cause, as defined in the agreement, Mr. Kaiser is entitled to severance payments equal to 12 months of his then current annual salary, to be paid in monthly installments over a 12 month period, and health insurance benefits for the same period. In addition, the agreement provides Mr. Kaiser's options will continue to vest for a period of 12 months after termination without cause. Pursuant to the agreement, Mr. Kaiser received an option to purchase 329,412 shares of our common stock at a price of $1.84 per share vesting over four years, and the right to future option grants in specified circumstances to prevent dilution of Mr. Kaiser's shareholdings. This right terminates upon an initial public offering. Mr. Kaiser agreed not to compete with us during the term of his employment and for a period after the termination of his employment equal to the lesser of two years or the length of his employment period, if less than two years. In addition, Mr. Kaiser agreed not to solicit our employees or customers during the same period.

EXECUTIVE COMPENSATION

     The following table sets forth, for the years ended December 31, 1998 and 1999, the cash compensation earned and shares underlying options granted to (1) our chairman, president and chief executive officer and (2) each of the other two most highly compensated executive officers who received annual compensation in excess of $100,000 in 1999, collectively referred to as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                               ------------
                                                       ANNUAL COMPENSATION        SHARES
                  NAME AND                             --------------------     UNDERLYING        ALL OTHER
             PRINCIPAL POSITION                YEAR     SALARY      BONUS        OPTIONS       COMPENSATION (1)
             ------------------                ----    --------    --------    ------------    ----------------
Richard A. Kay...............................  1998    $485,000    $115,000            --           $   --
  Chairman, President and Chief                1999     485,000     115,000            --            6,030
  Executive Officer
F. William Caple.............................  1998     125,000      50,200            --               --
  Executive Vice President and                 1999     155,503      49,950       200,000            6,030
  Secretary
Ronald W. Kaiser.............................  1998      81,231          --            --               --
  Chief Financial Officer and                  1999     192,524      41,076       100,000            6,030
  Treasurer

---------------
(1) These amounts represent health insurance premiums.

STOCK OPTIONS

     The table below contains information concerning the grant of options to purchase shares of our common stock to each of the named executive officers during the year ended December 31, 1999. The percentage of total options granted to employees set forth below is based on an aggregate of 1,024,900 shares subject to options granted to our employees in 1999. All options were granted at or above fair market value as determined by the board of directors on the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                                          --------------------------------------------------
                                                       PERCENT OF                               POTENTIAL REALIZABLE
                                                         TOTAL                                    VALUE AT ASSUMED
                                          NUMBER OF     OPTIONS                                 ANNUAL RATES OF STOCK
                                          SECURITIES   GRANTED TO                                 APPRECIATION FOR
                                          UNDERLYING   EMPLOYEES    EXERCISE OF                    OPTION TERM (1)
                                           OPTIONS     IN FISCAL    BASE PRICE    EXPIRATION   -----------------------
                  NAME                     GRANTED        YEAR       ($/SHARE)       DATE         5%            10%
                  ----                    ----------   ----------   -----------   ----------   --------       --------
Richard A. Kay..........................        --         --%         $  --             --    $     --       $     --
F. William Caple........................   200,000       19.5           1.84         1/1/09     231,433        586,497
Ronald W. Kaiser........................   100,000        9.8           2.75        9/15/09     172,946        438,279

---------------
(1) The potential realizable value is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates annually at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each of the named executive officers with respect to the value of options outstanding as of December 31, 1999. None of the named executive officers exercised any options to purchase shares of common stock during the year ended December 31, 1999.

                         FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES                      VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED                    IN-THE-MONEY OPTIONS AT
                                             OPTIONS AT FISCAL YEAR-END                      FISCAL YEAR-END
                                          ---------------------------------         ---------------------------------
                  NAME                    EXERCISABLE         UNEXERCISABLE         EXERCISABLE         UNEXERCISABLE
                  ----                    -----------         -------------         -----------         -------------
Richard A. Kay..........................         --                   --            $       --           $       --
F. William Caple........................     49,998              150,002               539,978            1,620,021
Ronald W. Kaiser........................    154,921              274,491             1,665,561            2,881,089

     There was no public trading market for our common stock as of December 31, 1999. Accordingly, as permitted by the rules of the SEC, we have calculated the value of unexercised in-the-money options at fiscal year-end on the basis of the fair market value of our common stock as of December 31, 1999 of $12.64 per share, as determined by the board of directors, less the aggregate exercise price.

BENEFIT PLANS

     1998 Stock Incentive Plan and 2000 Stock Incentive Plan. Our 1998 Stock Incentive Plan was adopted by our Board of Directors and received stockholder approval in August 1998. Our 2000 Stock Incentive Plan was adopted by our Board of Directors and received stockholder approval in January 2000. Up to 4,529,412 shares and 1,000,000 shares of our common stock, subject to adjustment in the event of stock splits and other similar events, were reserved for issuance under the 1998 plan and 2000 plan, respectively. The board of directors has provided, however, that no additional awards will be made under the 1998 plan after this offering. The number of shares of our common stock available for issuance under the 2000 Stock Incentive Plan will automatically increase on the first trading day of each calendar year, beginning with 2001 through the term of the plan, by an amount equal to 3% of the shares of our common stock outstanding on the last trading day of the preceding calendar year, but the annual increase will not in any event exceed 1,000,000 shares.

     The plans provide for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards.

     Our officers, employees, directors, consultants and advisors and those of our subsidiaries are eligible to receive awards under the plans. Under present law, however, incentive stock options may only be granted to employees. Under the 1998 plan, no participant may receive any award for more than 500,000 shares, subject to adjustment in the event of stock splits and other similar events, in any calendar year.

     Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price, subject to the terms and conditions of the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power. The plans permit our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

     Our board of directors administers the plans. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plans and to interpret their provisions. It may delegate authority under the plans to one or more committees of the board of directors and, in limited circumstances, to one or more of our executive officers. Our board of directors has authorized the compensation committee to administer the plans, including the granting of options to our executive officers. Subject to any applicable limitations contained in the plans, our board of directors, our compensation committee or any other committee or executive officer to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines the:

     - number of shares of common stock covered by options and the dates upon which such options become exercisable;

     - exercise price of options;

     - duration of options; and

     - number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

     In the event of a merger, liquidation or other acquisition event, our board of directors must provide that all outstanding options or other stock-based awards under the plans be assumed or substituted for by the acquiror. If any of these events constitutes a change in control, the assumed or substituted options will be immediately exercisable in full upon the occurrence of the acquisition event if the holders such options has been employed by us for more than one year prior to the change in control.

     No award may be granted under the 1998 plan after August 2008 or under the 2000 plan after January 2010, but the vesting and effectiveness of awards granted before those dates may extend beyond those dates. Our board of directors may at any time amend, suspend or terminate the 1998 plan or the 2000 plan, except that, under the 1998 plan, no award granted after an amendment of the plan and designated as subject to Section 162(m) of the Internal Revenue Code by our board of directors shall become exercisable, realizable or vested, to the extent such amendment was required to grant such award, unless and until such amendment is approved by our stockholders.

     2000 Employee Stock Purchase Plan. Our 2000 Employee Stock Purchase Plan was adopted by our board of directors and received stockholder approval in January 2000. The purchase plan authorizes the issuance of up to a total of 600,000 shares of our common stock to participating employees.

     All of our employees, including our directors who are employees, and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than five months in any calendar year, are eligible to participate in the purchase plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or that of any subsidiary are not eligible to participate.

     On the first day of a designated payroll deduction period, or offering period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of our common stock as follows: the employee may authorize up to 10% of his or her base pay to be deducted by us from his or her base pay during the offering period. On the last day of this offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option price is an amount equal to 85% of the average market price, as defined in the purchase plan, per share of our common stock on either the first day or the last day of the offering period, whichever is lower. The first offering period under the purchase plan will commence on the first date that we have filed with the U.S. Securities and Exchange

Commission an effective registration statement on form S-8 for purposes of registering under the Securities Act of 1933, as amended, all shares of our common stock issuable under the purchase plan, and shall end on June 30 or December 31 first occurring thereafter. In no event may an employee purchase in any one-year period a number of shares that exceeds the number of shares determined by dividing $25,000 by the average market price of a share of our common stock on the commencement date of the offering period. Our compensation committee may, in its discretion, choose an offering period of 12 months or less for each offering and choose a different offering period for each offering.

     An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has a right to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

     Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any of our current executive officers, by all of our current executive officers as a group or by our non-executive employees as a group.

     401(k) Plan. In May 1996, we adopted an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors.

                           RELATED PARTY TRANSACTIONS

     June 1998 Issuance of Convertible Notes and Senior Subordinated Notes. In June 1998, we entered into a note purchase agreement with ABS Capital Partners II, L.P., Greylock IX Limited Partnership and Michael P. Murray, as purchasers. Under the terms of the note purchase agreement, we issued an aggregate principal amount of $7,636,364 in subordinated convertible notes and an aggregate principal amount of $4,363,636 in senior subordinated notes to the purchasers. The subordinated convertible notes issued by us will convert automatically into 4,161,506 shares of common stock upon the closing of this offering. The senior subordinated notes provide for accrued interest of 8% per annum through June 9, 1999, 10% until June 9, 2000 and 12% thereafter until maturity. By their terms, these notes will become immediately due and payable upon the closing of this offering. As of January 31, 2000, the outstanding balance of principal and interest on all of the senior subordinated notes was $4.4 million.

     Pursuant to the voting agreement, dated June 9, 1998, by and among the purchasers, Richard A. Kay, F. William Caple, Alexandra Kay, Mr. Kay's daughter, and us, the purchasers were given the right to designate one member of our board of directors. The purchasers designated Donald B. Hebb, Jr., to serve on our board of directors. Mr. Hebb is the managing member of ABS Capital Partners II, LLC, the general partner of ABS Capital Partners II, L.P. Mr. Murray is a principal of Deutsche Banc Alex. Brown, one of our managing underwriters.

     The following table sets forth

     - the principal amount of subordinated convertible notes, the number of shares of common stock into which such notes will convert, and

     - the amount of principal and interest due as of January 31, 2000 pursuant to the senior subordinated notes issued to each purchaser by us.

                                                       SUBORDINATED   SHARES OF COMMON
                                                       CONVERTIBLE     STOCK ISSUABLE          SENIOR
                        NAME                              NOTES       UPON CONVERSION    SUBORDINATED NOTES
                        ----                           ------------   ----------------   ------------------
ABS Capital Partners II, L.P.........................   $5,717,728       3,115,928           $3,267,274
Greylock IX Limited Partnership......................    1,909,090       1,040,376            1,090,908
Michael P. Murray....................................        9,546           5,202                5,454
                                                        ----------       ---------           ----------
Total................................................   $7,636,364       4,161,506           $4,363,636
                                                        ==========       =========           ==========

     Repurchase of shares from former stockholder. In March 1998, we entered into a stock purchase agreement with Eugene S. Sandler, a former stockholder of ours who then held 39.6% of our common stock. Under this agreement, we purchased all of Mr. Sandler's shares of our common stock for a purchase price of $6,000,000 in cash and a promissory note in the principal amount of $5,500,000 bearing interest at a rate of 10% per year. Under the terms of the promissory note, we are obligated to pay Mr. Sandler all outstanding principal and interest within 60 days of the closing of this offering. As of January 31, 2000, we have paid Mr. Sandler $2,080,000 and owe $4,269,659 in principal and $23,218 in interest.

     Contribution to capital by OTG Sales, Inc. stockholders. Mr. Kay, Mr. Caple and Alexandra Kay were all the stockholders of OTG Sales, Inc., an affiliate of ours. In December 1999, they contributed all their shares of capital stock of OTG Sales, Inc. to us as a contribution to capital, making OTG Sales, Inc. our wholly owned subsidiary. We did not pay any consideration for the contributed shares.

     Loans from principal stockholder. In March 1992, we entered into a loan agreement and related promissory note with Mr. Kay in order to secure working capital for our operations. The loan agreement and the promissory note originally provided for Mr. Kay to make unsecured loans to us up to a maximum principal amount of $650,000. On December 1, 1993, the promissory note was amended to increase the maximum principal amount of the promissory note to $700,000. On December 1, 1994, the promissory note was amended again to increase the maximum principal amount of the promissory note to $1,000,000 and to make the promissory note payable upon demand. Amounts that we borrow under the loan agreement bear simple interest at a rate of 8% per year. Mr. Kay may require us to provide security for outstanding and future loans at any time. As of January 31, 2000, we owed Mr. Kay $472,536 as a result of borrowings and accrued interest under this arrangement.

     In addition, on June 16, 1998, we borrowed an aggregate principal amount of $1,500,000 from Mr. Kay in order to secure working capital for our operations pursuant to two promissory notes. These notes earn 8% interest which is payable quarterly. The principal amount of these notes is due and payable upon the earlier of December 16, 2000 or 60 days after the closing of this offering, a qualified merger or a sale of substantially all of our assets. These notes are subordinated to our senior subordinated notes, our subordinated convertible notes and our credit facility with PNC Bank, collectively our senior indebtedness. We can not make any payments of principal or interest on these notes if we are in default under our senior indebtedness. As of January 31, 2000, we owed Mr. Kay $1,510,000 under these notes.

     Guarantee of our obligation by principal stockholder. As a condition to entering into a loan agreement with us, PNC Bank required Mr. Kay to enter into an escrow agreement, dated July 22, 1999, with us, PNC Bank and Bankers Trust, as escrow agent. Pursuant to this escrow agreement, Mr. Kay deposited marketable securities held by him with the escrow agent as security for payments to be made by us under the promissory note we issued to Mr. Sandler, as described above. If we fail to make payments under this promissory note when due, or if we become obligated to make a balloon payment under the terms of the promissory note, the escrow agreement provides that PNC Bank may direct the escrow agent to sell Mr. Kay's shares and apply the proceeds of the sale to the required payment. The escrow agreement terminates when we have paid in full all of our obligations to PNC Bank under the loan agreement.

     Stock Sales by Principal Stockholder. During the period beginning June 1998 through January 2000, Mr. Kay sold an aggregate of 795,826 shares of our common stock to four members of our board of directors at a per share price ranging from $1.84 to $5.50. During the same period, Mr. Kay issued convertible promissory notes to ABS Capital Partners II, L.P. and Michael Murray, which will convert at the closing of this offering into an aggregate of 1,962,190 and 1,000 shares of our common stock, respectively. The conversion price of these convertible notes ranges from $2.75 to $5.50 per share of common stock. Additionally, in October 1999, Mr. Kay sold 40,000 shares of our common stock at a per share price of $2.75 to Mr. Kaiser, our chief financial officer.

     Option grants to non-employee directors and executive officers. In June 1999, we granted options to purchase 10,000 shares of common stock at an exercise price of $2.75 per share under our 1998 stock incentive plan to each of Mr. Battista, Mr. Burton, Mr. Chinnici, Mr. DeCesaris and Mr. Hebb, our non-employee directors. These options vested upon grant. In October 1998, we granted Mr. Kaiser, our chief financial officer, an option to purchase 329,412 shares of common stock at an exercise price of $1.84 per share under our 1998 stock incentive plan. This option vests over a four year period. In September 1999, we granted Mr. Kaiser, an option to purchase 100,000 shares of common stock at an exercise price of $2.75 per share under our 1998 stock incentive plan. This option vests quarterly over a three year period. In January 1999, we granted Mr. Caple, our executive vice president, an option to purchase 200,000 shares of common stock at an exercise price of $1.84 per share under our 1998 stock incentive plan. This option vests quarterly over a three year period.

     Sale of stock to our executive vice president. In January 1997, we sold 269,254 shares of common stock to F. William Caple, our executive vice president, secretary and director, for an aggregate purchase price of $102,698. Mr. Caple paid for these shares with a promissory note bearing 8% interest per annum that becomes due January 1, 2002. As of January 31, 2000, the outstanding balance of Mr. Caple's note to us was $122,315.

     Indemnification agreements. We have entered into indemnification agreements with each of our directors and officers. Such indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

     Our board of directors has adopted the policy that all future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock as of January 31, 2000, assuming the conversion of all our outstanding convertible notes, by (1) each person who beneficially owns more than 5% of the outstanding shares of our common stock, (2) each of our directors and the named executive officers, and (3) all of our directors and executive officers as a group.


     One of our stockholders, Mr. Kay, has granted to the underwriters an option to purchase up to 750,000 shares of common stock to cover over-allotments. Footnote 1 to this table provides information concerning the stock holdings of Mr. Kay after the offering if the over-allotment option is exercised in full.



     The number of shares of common stock deemed outstanding prior to this offering includes 20,476,188 shares of common stock outstanding as of January 31, 2000. This table gives effect to the conversion of all outstanding convertible notes issued by Mr. Kay to other parties into shares of our common stock held by Mr. Kay, which will occur automatically upon the closing of this offering. The number of shares of common stock deemed outstanding after this offering includes the 5,000,000 shares that are being offered for sale by us in this offering. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 31, 2000. The shares issuable under those options are treated as if they were outstanding for computing the percentage ownership of the person holding those options but are not treated as if they were outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o OTG Software, Inc., 6701 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817.



                                                                                      PERCENTAGE OF
                                                                                      COMMON STOCK
                                                                                       OUTSTANDING
                                                                                   -------------------
                                                               NUMBER OF SHARES     BEFORE     AFTER
                      BENEFICIAL OWNER                        BENEFICIALLY OWNED   OFFERING   OFFERING
                      ----------------                        ------------------   --------   --------
ABS Capital Partners II, L.P................................       5,078,118         24.8%      19.9%
  1 South Street
  Baltimore, Maryland 21202
Greylock IX Limited Partnership.............................       1,040,376          5.1        4.1
  One Federal Street
  Boston, Massachusetts 02110-2065
Richard A. Kay (1)..........................................      12,596,222         61.5       49.4
F. William Caple (2)........................................         335,921          1.6        1.3
Ronald W. Kaiser (3)........................................         221,646         *          *
Gabriel A. Battista (4).....................................         144,030         *          *
John Burton (5).............................................         325,000          1.6        1.3
Joseph R. Chinnici (6)......................................          45,796         *          *
Geaton A. DeCesaris, Jr. (7)................................         318,000          1.6        1.2
Donald B. Hebb, Jr. (8).....................................       5,088,118         24.8       19.9
All executive officers and directors as a group (8 persons)
  (9).......................................................      19,054,733         91.7       73.9


                                                        (footnotes on next page)

---------------
 * Less than 1% of the outstanding common stock.


(1) Includes 20,000 shares owned by Rebecca Kay, Mr. Kay's wife, 467,078 shares owned by Alexandra Kay, Mr. Kay's minor daughter, and 1,590,000 shares held by grantor retained annuity trusts organized for the benefit of Brandon Kay, Bradley Evan Kay and Amanda Jean Kay, minor children of Mr. Kay. If the underwriters exercise their over-allotment option in full, Mr. Kay will sell 750,000 shares of common stock in this offering and would beneficially own 11,846,222 shares, representing 46.5% of the total shares outstanding.


(2) Includes 66,667 shares issuable upon exercise of options.

(3) Includes 181,646 shares issuable upon exercise of options.

(4) Includes 10,000 shares issuable upon exercise of options.

(5) Includes 10,000 shares issuable upon exercise of options.

(6) Includes 10,000 shares issuable upon exercise of options.


(7) Includes 10,000 shares issuable upon exercise of options and 12,000 shares owned by Mr. DeCesaris' minor children.


(8) Consists of 10,000 shares issuable upon exercise of options and 5,078,118 shares owned by ABS Capital Partners II, L.P. Mr. Hebb is a managing member of ABS Partners II, LLC, which is the general partner of ABS Capital Partners II, L.P. Mr. Hebb disclaims beneficial ownership of the 5,078,118 shares owned by ABS Capital Partners II, L.P.

(9) Includes 298,313 shares issuable upon exercise of options.

                          DESCRIPTION OF CAPITAL STOCK

     On the closing of this offering, our authorized capital stock will consist of 65,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. The following is a summary of the material features of our capital stock. For more detail, please see our amended and restated certificate of incorporation and our amended and restated by-laws to be effective after the closing of this offering, filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK


     As of February 7, 2000, after giving effect to the conversion of the outstanding convertible notes issued by us, there were 20,476,188 shares of common stock outstanding held by 19 stockholders of record. Based upon the number of shares outstanding as of that date and after giving effect to the issuance of the shares of common stock offered by us in this offering, there will be 25,476,188 shares of common stock outstanding upon the closing of this offering.


     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available to pay dividends. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably all assets after the payment of our liabilities, subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. They are not entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

     The board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and on one or more occasions. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as the board of directors may determine. These rights and privileges may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights. Our stockholders have granted the board of directors authority to issue the preferred stock in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire us, or discourage a third party from attempting to acquire us.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, consolidations, asset sales and other transactions involving OTG and an interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     Our amended and restated certificate of incorporation and amended and restated by-laws to be effective on the closing of this offering provide that:

     - the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

     - directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote;

     - any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

     The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from attempting to do so.

     Our amended and restated certificate of incorporation and amended and restated by-laws also provide that, after the closing of this offering:

     - any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting.

     - special meetings of the stockholders may only be called by the chairman of the board of directors, the president, or by the board of directors. Our amended and restated by-laws provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote to amend or repeal any of the foregoing provisions of our amended and restated certificate of incorporation. Generally, our amended and restated by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. To amend our amended and restated by-laws regarding special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the board of directors requires the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our amended and restated certificate of incorporation provides that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, we will have 25,476,188 shares of common stock outstanding assuming no exercise of outstanding options. Of these shares, the 5,000,000 shares to be sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.


SALES OF RESTRICTED SHARES


          DAYS AFTER DATE OF               APPROXIMATE SHARES
           THIS PROSPECTUS              ELIGIBLE FOR FUTURE SALE                  COMMENT
          ------------------            ------------------------                  -------
On effectiveness......................          5,000,000          Freely tradeable sold in offering
90 days...............................                  0          Shares saleable under Rule 144
180 days..............................         17,330,976          Lockup released; shares salable under
                                                                   Rule 144, 144(k) or 701
Thereafter............................          3,151,212          Restricted securities held for one
                                                                   year or less



     In general, under Rule 144, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(1) one percent of the then outstanding shares of common stock, or approximately 254,761 shares immediately after this offering, or (2) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided specified requirements concerning availability of public information, manner of sale and notice of sale have been satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities.


     Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell these shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate. Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans may be resold beginning 90 days after the date of this prospectus (1) by persons, other than affiliates, subject only to the manner of sale provisions of Rule 144, and (2) by affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

STOCK OPTIONS


     At January 31, 2000, 632,410 shares of common stock were issuable pursuant to vested options or pursuant to other rights granted under our 1998 Stock Incentive Plan, substantially all of which are subject to lock-up agreements with the underwriters.


     We intend to file a registration statement on Form S-8 under the Securities Act following the date of this prospectus, to register up to 6,129,412 shares of common stock issuable under our stock plans, including the 3,923,606 shares of common stock subject to outstanding options as of January 31, 2000. This registration statement is expected to become effective upon filing.

LOCK-UP AGREEMENTS


     Subject to limited exceptions, we, our executive officers and directors and other stockholders have agreed that, without the prior written consent of Credit Suisse First Boston Corporation, none of us will, during the period ending 180 days after the date of this prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (regardless of whether such shares or any such securities are then owned by such person or are thereafter acquired), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, regardless of whether any such transactions described in clauses (1) or (2) are to be settled by delivery of such common stock or such other securities, in cash or otherwise. In addition, for a period of 180 days from the date of this prospectus, except as required by law, we have agreed that our board of directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected, to result in, the disposition by any person, directly or indirectly, of any shares of common stock without the prior written consent of Credit Suisse First Boston Corporation. See "Underwriters."


REGISTRATION RIGHTS

     After this offering, the holders of approximately 17,123,649 shares of common stock and rights to acquire common stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such common stock therein. Additionally, such holders are also entitled to certain demand registration rights pursuant to which they may require us on up to two occasions to file a registration statement under the Securities Act at our expense with respect to our shares of common stock, and we are required to use our best efforts to effect such registration. Further, holders may require us to file an unlimited number of additional registration statements on Form S-3 at our expense. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and our right not to effect a requested registration within six months following an offering of our securities pursuant to a Form S-1, including the offering made hereby.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc., SG Cowen Securities Corporation and Friedman, Billings, Ramsey & Co., Inc. are acting as representatives, the following respective numbers of shares of common stock:


                            NAME                              NUMBER OF SHARES
                            ----                              ----------------
Credit Suisse First Boston Corporation......................
Deutsche Bank Securities Inc................................
SG Cowen Securities Corporation.............................
Friedman, Billings, Ramsey & Co., Inc.......................
                                                                 ---------
          Total.............................................     5,000,000
                                                                 =========


     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.


     One of our stockholders, Richard A. Kay, has granted to the underwriters a 30-day option to purchase on a pro rata basis up to 750,000 additional shares from the selling stockholder at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock. Underwriters' discounts and commissions represent the public offering price of the common stock less the amount the underwriters pay us for the common stock.


     It is currently anticipated that the maximum underwriting compensation will not exceed 7%. The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and
to selling group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the underwriters. A broker is any person engaged in the business of effecting transactions in securities for the accounts of others, but does not include a bank. A dealer is any person engaged in the business of buying and selling securities for his own account, through a broker or otherwise, but does not include a bank. A selling group member is a member of the selling syndicate.

     The following table summarizes the compensation and estimated expenses we will pay and includes all compensation items and amounts considered to be underwriting compensation by the National Association of Securities Dealers Inc. for purposes of its Rules of Fair Practice.

                                                   PER SHARE                           TOTAL
                                        -------------------------------   -------------------------------
                                           WITHOUT            WITH           WITHOUT            WITH
                                        OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                        --------------   --------------   --------------   --------------
Underwriting discounts and commissions
  paid by us..........................     $                $                $                $
Expenses payable by us................     $                $                $                $

     In June 1998, we sold an aggregate principal amount of $9,546 in subordinated convertible notes and an aggregate amount of $2,727 in senior subordinated notes to Michael Murray. Mr. Murray is a principal of Deutsche Banc Alex. Brown, Inc., one of the managing underwriters in this offering.

     Friedman, Billings, Ramsey & Co., Inc., one of the managing underwriters in this offering, has agreed to provide us, in its ordinary course of business, financial advisory services over the next 12 months for a fee of $160,000.

     A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters participating in this offering. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations.


     E*OFFERING anticipates that a portion of the shares allocated to it, as a member of the underwriting syndicate, will be distributed electronically using the Internet by E*TRADE Securities, Inc. E*OFFERING will distribute the remainder of the shares allocated to it to institutional customers that it contacts by telephone, without use of the Internet. An electronic prospectus is available on the web site maintained by E*TRADE.



     fbr.com, a division of FBR Investment Services, Inc., is an affiliate of Friedman, Billings, Ramsey & Co., Inc. Friedman, Billings, Ramsey & Co., Inc. has agreed to allocate certain number of shares to fbr.com for sale to its online brokerage account holders. An electronic prospectus is available on the web site maintained by fbr.com.



     Other than the prospectus in electronic format, the information on the E*TRADE web site, the fbr.com web site and any information contained on any other web sites maintained by an underwriter is not part of this prospectus or registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by prospective investors.


     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered by us and the selling stockholder.

     We, the directors, officers and other stockholders have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except in our case grants of stock options or issuances of stock pursuant to our employee stock plans described in this prospectus or issuances pursuant to the exercise of stock options or warrants outstanding on the date hereof.


     The underwriters have reserved for sale, at the initial public offering price, up to 345,000 shares of the common stock for employees, directors and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.


     We and the selling stockholder have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     We have made application to list the shares of common stock on The Nasdaq Stock Market's National Market.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price and the underwriters' compensation will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price will include: the information set forth in this prospectus and otherwise available to the underwriters; the history and the prospects for the industry in which we compete; the ability of our management; the prospects for our future earnings; the present state of our development and our current financial condition; the general condition of the securities markets at the time of this offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies. Underwriters' compensation will be determined based upon what is customary for offerings of securities by companies in our industry.

     The representatives, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

     - In "passive" market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us, the selling shareholders and the dealer from whom such purchase confirmation is received that

     - such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws,

     - where required by law, that such purchaser is purchasing as principal and not as agent, and

     - such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein and the selling shareholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Piper Marbury Rudnick & Wolfe LLP, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements and schedule of OTG Software, Inc. and subsidiary as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999 have been included in this prospectus and elsewhere in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                               CHANGE OF AUDITORS

     In July 1999, we dismissed our independent auditors, Grant Thornton, LLP, and retained KPMG LLP to act as our independent public accountants. Grant Thornton, LLP had been our independent accountants since March 1997. In connection with Grant Thornton, LLP's audit of the combined financial statements for the years ended December 31, 1996 and 1997, and in connection with the subsequent period up to July 1999, there were no disagreements with Grant Thornton, LLP on any matters of accounting principles or practices, financial statements disclosure or auditing scope or procedures, nor any reportable events. Grant Thornton, LLP's report on our combined financial statements for the years ended December 31, 1996 and 1997 contained no adverse opinion or disclaimer of opinion and was not modified or qualified as to uncertainty, audit scope or accounting principles. The decision to change auditors was approved by our board of directors. We have provided Grant Thornton, LLP with a copy of the disclosure contained in this section of the prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement may be inspected without charge at the principal office of the SEC in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC's toll-free telephone number is 1-800-SEC-0330. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................  F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999..........................  F-4
Consolidated Statements of Stockholders' Deficit for the
  years ended December 31, 1997, 1998 and 1999..............  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
OTG Software, Inc.:

     We have audited the accompanying consolidated balance sheets of OTG Software, Inc. and subsidiary (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OTG Software, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                       KPMG LLP

McLean, Virginia
February 4, 2000

                       OTG SOFTWARE, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999      PRO FORMA
                                                              --------   --------   ------------
                                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    437   $  2,494
  Accounts receivable, net of allowances for doubtful
     accounts and returns of $664 and $803, at December 31,
     1998 and 1999, respectively............................     4,862      7,596
  Prepaid royalties and other current assets................       400        693
                                                              --------   --------
       Total current assets.................................     5,699     10,783
Property and equipment, net.................................     1,010      1,444
Other assets, net...........................................       575        362
                                                              --------   --------
          Total assets......................................  $  7,284   $ 12,589
                                                              ========   ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $  1,092   $  1,509     $  1,509
  Accrued bonuses, compensation and benefits................     1,466      2,533        2,533
  Accrued interest..........................................       527      1,327           98
  Accrued liabilities.......................................       454      1,175        1,175
  Note payable to bank......................................     2,300      5,000        5,000
  Current portion of long-term debt.........................     1,437     13,803        6,167
  Subordinated notes payable -- stockholders................     1,969      1,969        1,969
  Deferred revenues -- other................................       574        400          400
  Deferred revenues -- maintenance and licenses.............     2,000      3,050        3,050
  Distributions payable.....................................        --         --        1,600
                                                              --------   --------     --------
       Total current liabilities............................    11,819     30,766       23,501
Long-term debt -- net of current portion....................    16,341      3,529        3,529
                                                              --------   --------     --------
          Total liabilities.................................    28,160     34,295       27,030
                                                              --------   --------     --------

Commitments and contingencies
Stockholders' deficit:
  Common stock, $.01 par value; 20,000,000 shares
     authorized; 16,314,682 shares issued and outstanding at
     December 31, 1998 and 1999, and 20,476,188 shares
     issued and outstanding, pro forma......................       163        163          205
  Additional paid-in capital................................       899      4,081       11,304
  Deferred compensation.....................................        --     (2,557)      (2,557)
  Accumulated deficit.......................................   (20,961)   (22,416)     (22,416)
                                                              --------   --------     --------
     Total stockholders' deficit before stock subscriptions
       receivable...........................................   (19,899)   (20,729)     (13,464)
          Less: stock subscriptions receivable..............      (977)      (977)        (977)
                                                              --------   --------     --------
            Total stockholders' deficit.....................   (20,876)   (21,706)     (14,441)
                                                              --------   --------     --------
               Total liabilities and stockholders'
                 deficit....................................  $  7,284   $ 12,589     $ 12,589
                                                              ========   ========     ========

          See accompanying notes to consolidated financial statements.

                       OTG SOFTWARE, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                     YEARS ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1997          1998          1999
                                                              -----------   -----------   -----------
Revenues:
  Software licenses.........................................  $     8,543   $    12,089   $    18,208
  Services..................................................        3,361         5,230         7,232
                                                              -----------   -----------   -----------
    Total revenues..........................................       11,904        17,319        25,440
Cost of revenues:
  Software licenses.........................................          579           532         1,062
  Services..................................................        1,219         1,639         3,017
                                                              -----------   -----------   -----------
    Total cost of revenues..................................        1,798         2,171         4,079
                                                              -----------   -----------   -----------
Gross profit................................................       10,106        15,148        21,361
Operating expenses:
  Research and development..................................        2,455         3,958         5,137
  Sales and marketing.......................................        5,313         8,986        11,487
  General and administrative................................        1,709         2,150         4,139
                                                              -----------   -----------   -----------
    Total operating expenses................................        9,477        15,094        20,763
                                                              -----------   -----------   -----------
Income from operations......................................          629            54           598
Interest expense, net.......................................         (162)       (1,261)       (2,053)
                                                              -----------   -----------   -----------
Net income (loss)...........................................  $       467   $    (1,207)  $    (1,455)
                                                              ===========   ===========   ===========
Pro forma statement of operations data (unaudited):
    Net income (loss) before income taxes, as reported......  $       467   $    (1,207)  $    (1,455)
    Pro forma income tax provision (benefit)................           --            --            --
                                                              -----------   -----------   -----------
    Pro forma net income (loss).............................  $       467   $    (1,207)  $    (1,455)
                                                              ===========   ===========   ===========
    Pro forma net income (loss) per share -- basic and
       diluted..............................................                              $      (.07)
                                                                                          ===========
    Pro forma weighted average shares outstanding -- basic
       and diluted..........................................                               20,570,306
                                                                                          ===========


          See accompanying notes to consolidated financial statements.

                       OTG SOFTWARE, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                            COMMON STOCK       ADDITIONAL                                    STOCK
                                        --------------------    PAID-IN-      DEFERRED     ACCUMULATED   SUBSCRIPTIONS
                                          SHARES      AMOUNT    CAPITAL     COMPENSATION     DEFICIT      RECEIVABLE      TOTAL
                                        -----------   ------   ----------   ------------   -----------   -------------   --------
Balance, December 31, 1996............   25,938,352   $ 259      $   --       $    --       $ (2,825)        $  --       $ (2,566)
    Distribution to stockholders......           --      --          --            --           (600)           --           (600)
    Issuance of common stock..........      269,254       3         100            --             --          (103)            --
    Net income........................           --      --          --            --            467            --            467
                                        -----------   -----      ------       -------       --------         -----       --------
Balance, December 31, 1997............   26,207,606     262         100            --         (2,958)         (103)        (2,699)
    Distribution to stockholders......           --      --        (100)           --         (5,400)           --         (5,500)
    Redemption of shares..............  (10,369,114)   (104)         --            --        (11,396)           --        (11,500)
    Issuance of common stock..........      476,190       5         869            --             --          (874)            --
    Issuance of warrants..............           --      --          30            --             --            --             30
    Net loss..........................           --      --          --            --         (1,207)           --         (1,207)
                                        -----------   -----      ------       -------       --------         -----       --------
Balance, December 31, 1998............   16,314,682     163         899            --        (20,961)         (977)       (20,876)
    Deferred compensation for stock
      options granted.................           --      --       2,886        (2,557)            --            --            329
    Distribution to stockholders......           --      --         (34)           --             --            --            (34)
    Compensation expense on related
      party stock transaction.........           --      --         330            --             --            --            330
    Net loss..........................           --      --          --            --         (1,455)           --         (1,455)
                                        -----------   -----      ------       -------       --------         -----       --------
Balance, December 31, 1999............   16,314,682   $ 163      $4,081       $(2,557)      $(22,416)        $(977)      $(21,706)
                                        ===========   =====      ======       =======       ========         =====       ========

          See accompanying notes to consolidated financial statements.

                       OTG SOFTWARE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Cash flows from operating activities:
  Net income (loss) for the period..........................  $    467   $ (1,207)  $ (1,455)
     Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
       Depreciation and amortization........................       109        389        611
       Stock compensation expense...........................        --         30        659
       Provision for bad debts and returns..................       327        367        264
       Change in assets and liabilities:
          Accounts receivable...............................    (1,943)    (2,015)    (2,998)
          Prepaid royalties and other assets................       (92)      (877)      (197)
          Accounts payable and accrued expenses.............     1,051      1,001      3,005
          Deferred revenues.................................       977      1,044        876
                                                              --------   --------   --------
            Net cash provided by (used in) operating
                activities..................................       896     (1,268)       765
                                                              --------   --------   --------
Cash flows from investing activities:
  Acquisition of property and equipment.....................      (654)      (667)      (928)
                                                              --------   --------   --------
Cash flows from financing activities:
  Borrowings under note payable to bank.....................     1,000         --      5,000
  Repayments on note payable to bank........................        --         --     (2,300)
  Borrowings under long-term debt...........................        --     12,136         --
  Repayments on long-term debt..............................      (200)      (307)      (446)
  Proceeds from stockholders' notes.........................       770      1,500         --
  Repayments of stockholders' notes.........................        --       (555)        --
  Distributions to stockholders.............................      (600)    (5,500)       (34)
  Redemption of common stock................................      (400)    (6,000)        --
                                                              --------   --------   --------
            Net cash provided by financing activities.......       570      1,274      2,220
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........       812       (661)     2,057
Cash and cash equivalents at beginning of period............       286      1,098        437
                                                              --------   --------   --------
Cash and cash equivalents at end of period..................  $  1,098   $    437   $  2,494
                                                              ========   ========   ========
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $    168   $    738   $  1,118
Non-cash investing and financing activities:
  Common stock issued for notes receivable..................  $    103   $    874   $     --
  Common stock redeemed for notes payable...................  $     --   $  5,500   $     --

          See accompanying notes to consolidated financial statements.

                       OTG SOFTWARE, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

(a)  NATURE OF BUSINESS

     The Company (as defined below) is engaged in the development, production, sale, maintenance and licensing of data storage and document management software products designed for managing information and enhancing enterprise productivity. The Company is headquartered in Bethesda, Maryland and sells its products primarily through distributors and resellers in the domestic and international markets. The Company operates in a highly competitive environment subject to rapid technological change and the emergence of new technology. Rapid changes in technology could have an adverse financial impact on the Company. The Company has historically been dependent on its principal stockholder for working capital funding.

(b)  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of OTG Software, Inc. ("OTG Software") and OTG Sales, Inc. ("OTG Sales"). OTG Software and OTG Sales are collectively referred to as the "Company." OTG Software develops, produces, maintains and licenses the software. OTG Sales, provides sales, marketing support and services. Prior to December 30, 1999, OTG Sales was under common control and majority stock ownership with OTG Software. On December 30, 1999, in connection with the Company's planned initial public offering ("IPO"), the stock of OTG Sales was contributed to OTG Software for no consideration. The combination has been accounted for at historical cost. The accompanying financial statements have been retroactively restated to give effect to the consolidation as if it had occurred prior to January 1, 1997.

     All significant intercompany balances and transactions have been eliminated in consolidation.

(c)  REVENUE RECOGNITION

     Revenues are generated from licensing software and providing services, including maintenance and technical support, training and consulting.

     In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition. Subsequently, in March 1998 and December 1998, the AICPA issued SOP 98-4 and SOP 98-9, respectively, which defer until the Company's fiscal year beginning January 1, 2000, the application of several paragraphs and examples in SOP 97-2 that limit the definition of vendor specific objective evidence ("VSOE") for determining fair value of various elements in a multiple element arrangement. The provisions of SOP 97-2 have been applied to transactions entered into beginning January 1, 1998. Prior to 1998, the Company's revenue recognition policy was in accordance with the preceding authoritative guidance provided by SOP No. 91-1, Software Revenue Recognition. The adoption of SOP 97-2 did not have a material impact on the Company's financial statements. Further, management of the Company does not believe that the adoption of the remaining portions of SOP 97-2, which were deferred by SOP 98-4 and SOP 98-9, will have a material impact on the Company's financial statements.

     Software license revenues consist of fees for licenses of the Company's software products. The Company sells its software products primarily through distributors and resellers. In some cases, the Company provides extended payment terms to certain distributors and resellers. For arrangements in which payment terms are within six months, the Company recognizes the revenue when the agreement is signed, the arrangement fee is fixed and determinable, delivery of the software has

                       OTG SOFTWARE, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

occurred, and collectibility of the fee is considered probable. For arrangements in which payment terms extend beyond six months, the Company recognizes revenue when payment by the customer is made or becomes due, if all other revenue recognition criteria have been met.

     Services revenues consist of maintenance and technical support, training and consulting. Revenues from maintenance and technical support, which consists of unspecified when-and-if-available product updates and customer telephone support services, are recognized ratably over the term of the service period. Other services revenues are recognized as the related services are being provided.

(d)  COST OF REVENUES

     The cost of software license revenues consists primarily of royalties, media, manuals and distribution costs. The cost of services revenues consists primarily of personnel-related costs.

(e)  SOFTWARE DEVELOPMENT COSTS

     Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Under the standard, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. To date, the period between achieving technological feasibility and the general availability of such software has been short; therefore, software development costs qualifying for capitalization have been immaterial. Accordingly, the Company has not capitalized any software development costs and has charged all such costs to research and development expense. Research and development costs are expensed as incurred.

(f)  PROPERTY AND EQUIPMENT

     Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, on a straight-line basis. The estimated service lives used in determining depreciation are three years for computer hardware and software, and seven years for furniture and equipment. Leasehold improvements are amortized over the shorter of the useful life of the asset, generally four years, or the lease term.

     Maintenance and repairs are charged to expense as incurred; additions and betterments are capitalized. Upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed and any resulting gain or loss is credited or charged to operations.

(g)  RECOVERY OF LONG-LIVED ASSETS

     The Company's policy is to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company recognizes an impairment loss when the sum of the expected future cash flows is less than the carrying amount of the asset. The measurement of the impairment losses to be recognized is based upon the difference between the fair value and the carrying amount of the assets.

(h)  INCOME TAXES

     OTG Software and OTG Sales each have elected to be treated as an S corporation under the provisions of the Internal Revenue Code. Under those provisions, the Company does not pay federal

                       OTG SOFTWARE, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

or state corporate income taxes on its taxable income. Instead, the stockholders are liable for federal and state income taxes on the Company's taxable income.

(i)  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents. The carrying values of cash equivalents approximate fair values. Cash equivalents include overnight repurchase agreements.

(j)  ADVERTISING COSTS

     Advertising costs are expensed as incurred. Total advertising expense was $584,000, $378,000 and $522,000, respectively, for the years ended December 31, 1997, 1998, and 1999.

(k)  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to credit risk include accounts receivable and cash balances with financial institutions. The Company extends credit to its customers on an unsecured basis in the normal course of business and maintains an allowance for potential losses when identified. Included in accounts receivable at December 31, 1999 is approximately $1,626,000 due from two customers under arrangements with extended payment terms. The amounts under these arrangements are all due within six months from December 31, 1999. There were no significant amounts with extended payment terms due at December 31, 1998.

     Cash balances in financial institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances at December 31, 1998 and 1999 were $337,000 and $2,294,000, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

(l)  ESTIMATES

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(m)  PRO FORMA STATEMENT OF OPERATIONS AND BALANCE SHEET DATA, AND NET INCOME
     (LOSS) PER SHARE (UNAUDITED)

     In connection with the Company's planned initial public offering of common stock, the Company intends to convert to a Subchapter C corporation under the Internal Revenue Code. Accordingly, the accompanying pro forma statement of operations data has been prepared as if the Company were treated as a Subchapter C corporation for federal and state income tax purposes from January 1, 1997. The accompanying pro forma balance sheet data has been prepared giving effect to the conversion of all outstanding convertible debt and related accrued interest (note 6) into common stock immediately prior to the closing of the initial public offering and the accrual of $1,600,000 for the distributions to be paid at the closing of the initial public offering, reflecting estimated S corporation tax liabilities of existing stockholders.

                       OTG SOFTWARE, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings Per Share," and SEC Staff Accounting Bulletin ("SAB") No. 98. Under the provisions of SFAS No. 128 and SAB No. 98, pro forma basic net income
(loss) per share is computed by dividing the pro forma net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Pro forma diluted net income
(loss) per share is computed by dividing the pro forma net income (loss) for the period by the weighted average number of common and dilutive common stock equivalent shares outstanding during the period. The pro forma weighted average shares outstanding includes 94,118 shares, at the assumed offering price of $17.00 per share, representing the number of shares whose proceeds would be necessary to cover the $1,600,000 distribution as well as 4,161,506 shares issuable upon the conversion of convertible debt upon the closing of the initial public offering.


     Certain stock options and warrants outstanding were not included in the pro forma diluted net income (loss) per share as such amounts would be anti-dilutive.

(n)  STOCK SPLIT

     On January 18, 2000, the Board of Directors of the Company approved a 2-for-1 stock split of the Company's common stock. All share, per share and conversion amounts relating to common stock, stock options and stock purchase warrants included in the accompanying consolidated financial statements have been retroactively adjusted to reflect the stock split.

(o)  STOCK-BASED COMPENSATION

     The Company accounts for equity-based compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. All equity-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

(p)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and short-term debt approximates the fair values due to the short-term nature of these instruments. The carrying value of the convertible subordinated debt and the senior subordinated debt approximate fair value based on borrowing rates currently available for financial instruments with similar characteristics and maturities. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(q)  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. This statement, as amended, is effective for all fiscal quarters beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material affect on its financial position or results of operations.

                       OTG SOFTWARE, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In December 1999, the Securities and Exchange Commission ("SEC") issued SAB No. 101-Revenue Recognition in Financial Statements. This SAB expresses the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. Registrants can apply the accounting and disclosure requirements of this SAB retrospectively, or may report a change in accounting principle no later than the first fiscal quarter of the fiscal year beginning after December 15, 1999. The Company does not expect the application of this SAB to have a material impact on the Company's financial statements.

(r)  SEGMENT INFORMATION

     The Company operates under one business segment providing data storage management and data access solutions products and services. The Company's revenues from foreign countries represent approximately 6% of total revenues for the years ended December 31, 1997, 1998 and 1999.

NOTE 2 -- COMMON STOCK

     The Company is incorporated in the State of Delaware and has the authority to issue 20,000,000 shares of common stock with a par value of $.01.

     In December 1998, the Company issued a warrant to purchase 30,000 shares of the Company's common stock at $1.84 per share to the estate of a former employee. The warrant is exercisable for a period of five years. In accordance with SFAS No. 123, the Company has recorded compensation expense during 1998 of $30,000 for the estimated fair value of the warrant.

NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998     1999
                                                              ------   -------
Computer software...........................................  $  199   $   336
Computer hardware...........................................     885     1,406
Furniture, fixtures and office equipment....................     426       625
Leasehold improvements......................................     105       176
                                                              ------   -------
                                                               1,615     2,543
Less accumulated depreciation and amortization..............    (605)   (1,099)
                                                              ------   -------
Property and equipment, net.................................  $1,010   $ 1,444
                                                              ======   =======

NOTE 4 -- NOTES RECEIVABLE

     Other assets at December 31, 1998 and 1999 include a $49,142 demand note receivable from a former employee. The note bears interest at 10%.

     The Company had stock subscription notes receivable at December 31, 1998 and 1999 in the amount of approximately $977,000 from certain employees of the Company with interest rates ranging from 5% to 8%. The notes were issued in connection with the issuance of 745,444 shares of the Company's common stock. Approximately 476,190 of the shares were issued in connection with a restricted stock purchase under the Company's 1998 Stock Incentive Plan (the "Stock Plan"). Approximately $103,000 of the notes are due in January 2002, and approximately $874,000 are due in October 2004. The Company has full recourse against the employees to collect these notes. These

                       OTG SOFTWARE, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

notes receivable are recorded as an offset to equity in the accompanying consolidated balance sheets. The Company has not accrued interest on the notes.

NOTE 5 -- DEMAND NOTE PAYABLE -- BANK

     At December 31, 1998, the Company had a bank demand note payable of $2,300,000. The note required only interest payments at the bank's prime rate plus 0.5% (9% at December 31, 1998) through March 31, 1999. The loan was collateralized by a security interest in all of the Company's assets and was further collateralized by the pledge of certain assets of the Company's principal stockholders. The note required the Company to comply with certain financial covenants, including limits on debt and maintaining tangible net worth, as defined. The Company was in violation of certain covenants at December 31, 1998 and had received waivers from the bank for such violations. Subsequent to December 31, 1998, this agreement was replaced with a new financing agreement.

     In July 1999, the Company entered into a revolving line of credit agreement which replaced the bank demand note payable at December 31, 1998. The new agreement provides for borrowings up to $5,000,000 based on eligible accounts receivable, as defined in the agreement, and expires in July 2000. Interest only payments are due monthly at the bank's prime rate plus 0.5% (9% at December 31, 1999). This line is collateralized by substantially all of the Company's assets, and requires the Company to comply with certain financial covenants as defined by the agreement. The Company was in violation of certain covenants at December 31, 1999, and has received waivers from the bank for such violations.

     As a condition to entering into the revolving line of credit agreement, the lender required the principal stockholder of the Company to enter into an escrow agreement as security for payments to be made by the Company under a note issued to a former stockholder.

NOTE 6 -- LONG-TERM DEBT

     At December 31, 1998, the Company was obligated under a severance agreement with a former employee in the amount of $250,000. This obligation was paid in January 1999.

     On June 9, 1998, the Company purchased from a former stockholder all of his shares for $11,500,000. The Company paid $6,000,000 in cash and issued a note to the former stockholder with a face value of $5,500,000 and a 10% rate of interest. The Company recorded the note at its face value which approximated the fair value at the date of issuance. The note calls for monthly payments of principal and interest of $60,000 through December 15, 1999, a principal payment of $1,000,000 on January 15, 2000, and monthly payments of principal and interest of $100,000 thereafter, until the balance is paid. The note is due in full 60 days after an IPO of the Company's common stock. The Company recorded this transaction as the re-purchase and retirement of treasury stock.

     On June 9, 1998, the Company borrowed $12,000,000 by issuing notes to fund payments required under the stock re-purchase as described above, fund distributions to other stockholders, and to provide working capital to the Company. The notes are made up of convertible subordinated notes amounting to $7,636,364 and senior subordinated notes amounting to $4,363,636, as described below. The notes and the payment of the principal and interest thereon are subordinate to and subject to prior payment of any bank indebtedness and the indebtedness to the former stockholder.

     The convertible subordinated notes, which are held by three noteholders, and accrued interest thereon are due December 9, 2000. The notes bear interest at 8% to June 9, 1999, 10% from June 9, 1999 to June 9, 2000 and 12% from June 9, 2000 to maturity. Principal and interest not paid in full

                       OTG SOFTWARE, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

at maturity shall accrue interest at 14% increasing two percentage points each June 9 thereafter, until paid in full or converted into common stock. At any time on or before June 9, 1999, upon the occurrence of certain events as defined in the agreement, including the sale of the Company or breach of certain covenants, and upon the request of the holders of at least 51% of the notes, the principal amount of the notes shall be converted into common stock of the Company. At any time after June 9, 1999, upon request of the holders of at least 51% of the notes, the principal amount of the notes shall be converted into common stock of the Company. Further, the principal amount of the notes shall be automatically converted into common stock of the Company in the event of an offer and sale by the Company of common stock to the public at a price not less than the price per share that results from a valuation of the Company of $100,000,000 and which results in aggregate net proceeds to the Company of not less than $20,000,000. The notes are convertible into common stock of the Company at $1.835 per share, subject to anti-dilution provisions. Upon the conversion of the principal amount of the notes, the Company shall not be required to pay any accrued but unpaid interest on the amount converted. The notes cannot be prepaid, in whole or in part, without prior written consent of the noteholders.

     The senior subordinated notes, which are also held by three noteholders, and accrued interest thereon are due on December 9, 2000. Interest is paid quarterly on these notes which bear interest at 8% to June 9, 1999, 10% from June 9, 1999 to June 9, 2000 and 12% from June 9, 2000 to maturity. Principal and interest not paid in full at maturity shall accrue interest at 14% increasing two percentage points each June 9 thereafter, until paid in full. These notes may be prepaid at any time without penalty.

     The convertible subordinated and senior subordinated notes are secured by a pledge of shares of common stock of the Company owned by the principal stockholder of the Company. The convertible subordinated and senior subordinated note agreements contain restrictive covenants, which may accelerate the due date of the notes. The Company was not in compliance with certain of these covenants at December 31, 1998 and 1999. However, in connection with the revolving line of credit agreement entered into by the Company in July 1999 (see Note 5), the holders of the convertible subordinated and senior subordinated notes entered into "standstill agreements", which prohibit the holders from commencing any action against the Company to enforce collection of the notes until 180 calender days after the bank accelerates the bank indebtedness. As a result, at December 31, 1998, the Company has classified the amounts as long-term obligations in the accompanying consolidated balance sheet.

     In accordance with EITF 86-15, "Increasing Rate Debt", the Company is recognizing the interest related to the convertible subordinated and senior subordinated notes using the effective interest method over the period it is estimated that the notes will be outstanding. It is reasonably possible that this estimate could change.

                       OTG SOFTWARE, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Annual maturities of long-term debt as of December 31, 1999 are as follows (in thousands):

                       YEAR                          AMOUNT
                       ----                          -------
2000...............................................  $13,803
2001...............................................      938
2002...............................................    1,007
2003...............................................    1,091
2004...............................................      493
Thereafter.........................................       --
                                                     -------
                                                     $17,332
                                                     =======

NOTE 7 -- SUBORDINATED NOTES PAYABLE -- STOCKHOLDERS

     The Company is party to revolving unsecured demand loan agreements with its principal stockholder. Interest is due monthly at a rate of 8% per annum. In connection with the Company's issuance of convertible subordinated and senior subordinated notes (see Note 6), the stockholder has agreed that payment of these notes is restricted until payment or conversion of the convertible subordinated and senior subordinated notes.

NOTE 8 -- EMPLOYEE BENEFIT PLANS

  RETIREMENT PLANS

     The Company has a 401(k) Retirement Plan (the "Plan") covering substantially all its employees. Participants in the Plan may elect to defer up to 15% of their compensation. The Company may make a discretionary matching contribution; the Company elected not to make a contribution in 1997. In 1998, the Company began to match 25% of employee contributions up to 6% of compensation. The amount recorded as expense for the years ended December 31, 1998 and 1999 was $60,000 and $114,000, respectively.

     The Company has a 419 Benefit Plan covering senior executives, contributions to which are discretionary. The Company made no contributions to the plan in 1997, 1998, or 1999.

  STOCK OPTION PLAN

     During 1998, the Board of Directors adopted the Stock Plan. The Company has reserved up to 4,529,412 shares for issuance under the Stock Plan. All of the Company's employees, officers, directors, consultants and advisors are eligible to be granted options under the Stock Plan. Awards granted to any employee are limited to 500,000 shares per calendar year. The exercise price and duration of the option are determined by the Board at the date of grant. The options generally vest ratably over a period of 4 years, and generally expire in 10 years. During 1998 and 1999, all options were granted to employees and directors of the Company.

                       OTG SOFTWARE, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes option activity for the year ended December 31, 1998 and 1999:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                                          EXERCISE
                                                               SHARES      PRICE
                                                              ---------   --------
Options outstanding at January 1, 1998......................         --    $  --
Options granted.............................................  2,970,520     1.84
Options exercised...........................................         --       --
Options forfeited/expired...................................    (94,000)    1.84
                                                              ---------
Options outstanding at December 31, 1998....................  2,876,520     1.84
Options granted.............................................  1,024,900     3.14
Options exercised...........................................         --       --
Options forfeited/expired...................................   (442,314)    1.91
                                                              ---------
Options outstanding at December 31, 1999....................  3,459,106     2.65
                                                              =========

     Under the Stock Plan, an additional 476,190 shares of restricted stock were issued in December 1998 at a per share price of $1.84.

     At December 31, 1998, all options granted had an exercise price of $1.84. At December 31, 1999, the range of exercise prices was $1.84 to $12.64. At December 31, 1998 and 1999, the weighted average remaining contractual life of the outstanding options was 9.8 and 9 years, respectively, and the number of options exercisable was 10,000 and 549,092, respectively. There were 176,702 and 594,116 options available for grant at December 31, 1998 and 1999, respectively.

     The per share weighted average fair value of the options granted during 1998 and 1999 were $0.29, and $7.06, respectively. The fair value of each option grant is estimated on the date of grant, using the Black-Scholes options-pricing model with the following weighted average assumptions:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1998    1999
                                                              -----   -----
Average dividend yield......................................    --      --
Expected life in years......................................     4       4
Risk free interest rate.....................................  4.25%   5.38%
Expected volatility.........................................    --      --

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. As a result, no compensation expense was recorded for the options granted during 1998. The Company recorded deferred compensation expense of approximately $2,886,000 relating to options to purchase 1,024,900 shares granted in 1999 equal to the difference between the fair market value of the Company's common stock on the grant date and the exercise price of the options. The expense will be recognized ratably over the vesting period of the options, which is generally four years. The Company recorded a $329,000 expense associated with the options granted during 1999 which is included as compensation expense in the accompanying consolidated statements of operations.

     SFAS No. 123 requires pro forma net income (loss) disclosures as if the Company had accounted for its stock options granted under the fair value method prescribed by that statement. Had the Company used the fair value methodology for determining compensation expense, the following

                       OTG SOFTWARE, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

table presents the pro forma net income (loss) that would have been recorded by the Company for the options granted during 1998 and 1999:


                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1999
                                                              -------   -------
                                                               (IN THOUSANDS)
Net income:
  As reported...............................................  $(1,207)  $(1,455)
  Pro forma.................................................  $(1,256)  $(1,989)
Net income per share -- basic and diluted:
  As reported...............................................            $  (.07)
  Pro forma.................................................            $  (.10)


     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.

NOTE 9 -- OPERATING LEASES

     The Company leases its facilities and certain office equipment under non-cancelable operating leases. Future minimum lease payments under non-cancelable operating leases approximate the following:

                     YEAR                            AMOUNT
                     ----                        --------------
                                                 (IN THOUSANDS)
2000...........................................       $844
2001...........................................        852
2002...........................................        660
2003...........................................         34

     Rent expense of approximately $335,000, $540,000 and $743,000 was charged to operations for 1997, 1998 and 1999, respectively.

NOTE 10 -- RELATED PARTY TRANSACTIONS

     Interest expense on the notes payable to the principal stockholder approximated $25,000, $88,000 and $158,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

     During October 1999, the principal stockholder of the Company sold 40,000 shares of the Company's common stock to an employee of the Company for $2.75 per share. The Company has recorded compensation expense of approximately $330,000 in the accompanying 1999 statement of operations, reflecting the difference between the purchase price and the estimated fair value of the common stock at the time of the purchase.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

     The Company has employment contracts with certain officers, directors, and employees. The Company also has bonus agreements with certain employees based upon net income, as defined in the agreements.

     If the Company consummates an IPO (as defined), the Company is obligated to pay a former employee bonus compensation of $300,000, less any amounts then due and outstanding to the Company.

                       OTG SOFTWARE, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company is obligated to make payments in the amount of $80,000 per year for the years 2000 through 2003 to the estate of a former employee. The payments are contingent upon the Company meeting certain financial targets and other criteria as defined in the agreement.

NOTE 12 -- SUBSEQUENT EVENTS

     On January 18, 2000, the board of directors of the Company authorized the adoption of the 2000 Stock Incentive Plan (the "2000 stock plan") and the 2000 Employee Stock Purchase Plan (the "purchase plan"). Under the 2000 stock plan, 1,000,000 shares of common stock were reserved for issuance. The 2000 stock plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, and other stock-based awards. Subsequent to January 18, 2000, no additional stock options will be granted under the Stock Plan. The purchase plan authorizes the issuance of up to 600,000 shares of common stock to participating employees. Eligible employees are authorized to purchase common stock using up to 10% of the employee's base pay at a purchase price equal to 85% of the average market price, as defined in the purchase plan.

     Additionally, on January 18, 2000 the board of directors approved an increase in the authorized number of common stock to 65,000,000, and authorized 5,000,000 shares of preferred stock with a par value of $.01.

                              [OTG SOFTWARE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


SEC registration fee........................................  $   27,324
NASD filing fee.............................................       7,400
Nasdaq National Market listing fee..........................      95,000
Printing and engraving expenses.............................     310,000
Legal fees and expenses.....................................     350,000
Accounting fees and expenses................................     220,000
Blue Sky fees and expenses (including legal fees)...........      15,000
Transfer agent and registrar fees and expenses..............       5,000
Miscellaneous...............................................     720,276
                                                              ----------
          Total.............................................  $1,750,000
                                                              ==========


-------------------------

     The Company will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL including for an unlawful payment of dividend or unlawful stock purchase or redemption, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The Restated Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant's Amended and Restated By-Laws (the "Restated By-Laws") and Indemnification Agreements to be entered into with each executive officer and director, provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Reference is made to the Registrant's Form of Amended and Restated Certificate of Incorporation, Form of Amended and Restated By-Laws and Form of Indemnification Agreement filed as Exhibits 3.2, 3.4, and 10.6 hereto, respectively.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following information regarding the issuance of the Registrant's securities gives effect to the two-for-one stock split of the Registrant's common stock effected on January 18, 2000. Since December 1996, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below.

     (a) Issuances of Capital Stock, Convertible Notes and Warrants.

          1. On January 1, 1997, the Registrant's predecessor Maryland corporation issued 8.647 shares of common stock to F. William Caple, one of its executive officers, for an aggregate purchase price of $102,698. The purchaser issued the Registrant's predecessor Maryland corporation a promissory note for the aggregate purchase price. The promissory note earns 8% interest per year and principal and interest become due and payable on January 1, 2002. In connection with the Registrant's reincorporation into Delaware, the Registrant issued 269,254 shares of common stock in exchange for the 8.647 shares of the common stock of the Registrant's predecessor corporation. This transaction was exempt from registration under Section 4(2) of the Securities Act.

          2. On June 8, 1998, in connection with the Registrant's reincorporation into Delaware, the Registrant issued an aggregate of 26,207,606 shares of common stock to Richard A. Kay, F. William Caple, Eugene Sandler and Alexandra Kay, the four stockholders of the Registrant's predecessor Maryland corporation in exchange for all the outstanding common stock of the Registrant's predecessor Maryland corporation. This transaction was exempt from registration under Section 4(2) of the Securities Act.

          3. On June 9, 1998, the Registrant issued convertible subordinated notes in the aggregate principal amount of $7,636,364 to ABS Capital Partners II, L.P., Greylock IX Limited Partnership and Michael P. Murray. The convertible subordinated notes earn 8% interest per year from the date of issuance to June 9, 1999, 10% interest from June 9, 1999 to June 9, 2000 and 12% interest from

     June 9, 2000 to maturity on December 9, 2000. Upon the closing of this offering, the principal balance of the convertible subordinated notes converts automatically into 4,161,506 shares of the Registrant's common stock and the interest thereon is forgiven. This transaction was exempt from registration under Section 4(2) of the Securities Act.

          4. On December 1, 1998, the Registrant's predecessor corporation issued a warrant to purchase 30,000 shares of common stock to Galina Schiff in exchange for an executed release agreement. The Registrant's predecessor corporation did not obtain a valuation for the release agreement and the Registrant cannot estimate the value of the release agreement. This transaction was exempt from registration under Section 4(2) of the Securities Act.

          5. On December 22, 1998, the Registrant issued an aggregate of 476,190 shares of common stock to five employees, Scott R. Nickel, Mark L. Hanson, Stewart Nickel, Paul Matsko and Robert Alan Depelteau, for an aggregate purchase price of $873,809 pursuant to restricted stock agreements under the Registrant's 1998 Stock Incentive Plan. The employees each issued promissory notes to the Registrant for their respective shares. This transaction was exempt from registration under Rule 701 of the Securities Act.


     (b) Certain Grants and Exercises of Stock Options. The Registrant's 1998 Stock Incentive Plan was adopted by the Board of Directors and approved by the stockholders of the Registrant in August 1998. As of February 15, 2000, no options to purchase shares of common stock had been exercised, options to purchase 4,008,506 shares of common stock were outstanding and 476,190 shares of restricted stock had been granted under the 1998 Stock Incentive Plan.


     No underwriters were involved in the foregoing sales of securities. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1+    Form of Underwriting Agreement
  3.1+    Amended and Restated Certificate of Incorporation of the
          Registrant
  3.3+    By-Laws of the Registrant
  3.4+    Form of Amended and Restated By-Laws of the Registrant, to
          be effective upon the closing of this offering
  4.1+    Specimen common stock certificate
  4.2+    See Exhibits 3.1 and 3.4 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of common stock of the Registrant
  5.1+    Opinion of Hale and Dorr LLP
 10.1+    1998 Stock Incentive Plan, as amended
 10.2+    2000 Stock Incentive Plan
 10.3+    2000 Employee Stock Purchase Plan
 10.5+    Lease for 6701 Democracy Boulevard, Suite 805, Bethesda,
          Maryland 20817, as amended
 10.6+    Form of Indemnification Agreement to be executed with
          directors and executive officers
 10.7+    Employment Agreement with Richard A. Kay, as amended
 10.8+    Employment Agreement with F. William Caple, as amended
 10.9+    Employment Agreement with Ronald W. Kaiser, as amended
 10.10    Form of Subchapter S Tax Indemnification Agreement to be
          executed with all existing stockholders

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.11+   Registration Rights Agreement dated as of June 9, 1998
 16.1+    Letter from Grant Thornton LLP
 21.1+    Subsidiaries of the Registrant
 23.1     Consent of KPMG LLP
 23.2+    Consent of Hale and Dorr LLP (included in Exhibit 5.1)
 24.1+    Powers of Attorney
 27.1+    Financial Data Schedule


-------------------------
* To be filed by amendment.
+ Previously filed.

     (b) Financial Statements:

     Schedule II -- Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on this 9(th) day of March, 2000.


                                          OTG SOFTWARE, INC.

                                          By:      /s/ RICHARD A. KAY
                                            ------------------------------------
                                                       Richard A. Kay
                                             President, Chief Executive Officer
                                                             and
                                             Chairman of the Board of Directors

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                    TITLE                      DATE
                  ---------                                    -----                      ----

             /s/ RICHARD A. KAY                 President, Chief Executive Officer    March 9, 2000
---------------------------------------------       and Chairman of the Board of
               Richard A. Kay                      Directors (Principal Executive
                                                              Officer)

                      *                         Executive Vice President, Secretary   March 9, 2000
---------------------------------------------               and Director
              F. William Caple

                      *                        Chief Financial Officer and Treasurer  March 9, 2000
---------------------------------------------    (Principal Financial and Accounting
              Ronald W. Kaiser                                Officer)

                      *                                      Director                 March 9, 2000
---------------------------------------------
             Gabriel A. Battista

                      *                                      Director                 March 9, 2000
---------------------------------------------
                 John Burton

                      *                                      Director                 March 9, 2000
---------------------------------------------
             Joseph R. Chinnici

                      *                                      Director                 March 9, 2000
---------------------------------------------
          Geaton A. DeCesaris, Jr.

                      *                                      Director                 March 9, 2000
---------------------------------------------
             Donald B. Hebb, Jr.

           *By: /s/ RICHARD A. KAY
  ----------------------------------------
               Richard A. Kay
              Attorney-in-fact